UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to § 240.14a-12

Barnes & Noble, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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122 Fifth Avenue

New York, New York 10011

August 25, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 annual meeting of stockholders of Barnes & Noble, Inc. The meeting will be held at 9:00 am, Eastern Time, on Tuesday, September 28, 2010, in the Auditorium at the Asia Society and Museum, 725 Park Avenue, New York, New York 10021.

Information about the meeting and the various matters on which the stockholders will act is included in the Notice of Annual Meeting of Stockholders and Proxy Statement which follow. Also included are a WHITE proxy card and postage-paid return envelope. WHITE proxy cards are being solicited on behalf of the Board of Directors of the Company.

You are urged to read the Proxy Statement carefully and, whether or not you plan to attend the Annual Meeting, to promptly submit a proxy: (a) by telephone or the Internet following the easy instructions on the enclosed WHITE proxy card or (b) by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.

Please note that Yucaipa American Alliance Fund II, L.P. and Yucaipa American Alliance (Parallel) Fund II, L.P., investment funds led by Mr. Ronald Burkle, have provided notice of their intent to (i) nominate a slate of three nominees for election as Directors at the Annual Meeting in opposition to the Board of Directors’ recommended nominees and (ii) present at the Annual Meeting a non-binding proposal requesting the Board of Directors to amend the Company’s Rights Agreement, dated as of November 17, 2009, as amended February 17, 2010 and June 23, 2010, between the Company and Mellon Investor Services LLC (as amended from time to time, the “Rights Agreement”) to increase the ownership triggering threshold from 20% to 30%.

The Board of Directors unanimously recommends that you vote FOR the election of each of the Board of Directors’ nominees and AGAINST Yucaipa’s non-binding proposal to amend the Rights Agreement. The Board of Directors strongly urges you not to sign or return any proxy card sent to you by Yucaipa. If you have previously submitted a gold proxy card, you can revoke that proxy and vote for the Board of Directors’ nominees and on the other matters to be voted on at the Annual Meeting by using the enclosed WHITE proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on September 28, 2010: The Proxy Statement and the Company’s 2010 Annual Report to Stockholders are available online at www.bn2010annualmeeting.com.

Your vote is extremely important no matter how many shares you own. If you have any questions or require any assistance with voting your shares, please contact Barnes & Noble’s proxy solicitor:

Innisfree M&A Incorporated

Stockholders May Call Toll-Free: (877) 456-3422.

Banks and Brokers May Call Collect: (212) 750-5833.

Sincerely,

LEONARD RIGGIO
Chairman of the Board of Directors

122 Fifth Avenue

New York, New York 10011

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 28, 2010

The Annual Meeting of Stockholders of Barnes & Noble, Inc. (the “Company”) will be held at 9:00 am, Eastern Time, on Tuesday, September 28, 2010, in the Auditorium at the Asia Society and Museum, 725 Park Avenue, New York, New York 10021 for the following purposes:

1.	To elect three Directors to serve until the 2013 annual meeting of stockholders and until their respective successors are duly elected and qualified;

2.	To ratify the appointment of BDO USA, LLP (formerly BDO Seidman, LLP) as independent registered public accountants for the Company’s fiscal year ending April 30, 2011;

3.	To consider and vote upon the non-binding proposal of Yucaipa American Alliance Fund II, L.P. and Yucaipa American Alliance (Parallel) Fund II, L.P., investment funds led by Mr. Ronald Burkle (together, the “Yucaipa Funds”), requesting that the Board of Directors amend the Company’s Rights Agreement, dated as of November 17, 2009, as amended February 17, 2010 and June 23, 2010, between the Company and Mellon Investor Services LLC (as amended from time to time, the “Rights Agreement”) to increase the ownership triggering threshold from 20% to 30%; and

4.	To transact such other business as may be properly brought before the meeting and any adjournment or postponement thereof.

Only holders of record of Common Stock of the Company as of the close of business on August 16, 2010 are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

Please note that the Yucaipa Funds have provided notice of their intent to nominate a slate of three nominees for election as Directors at the Annual Meeting in opposition to the Board of Directors’ recommended nominees.

The Board of Directors unanimously recommends that you vote FOR the election of each of the Board of Directors’ nominees and AGAINST Yucaipa’s non-binding proposal to amend the Rights Agreement. The Board of Directors strongly urges you not to sign or return any proxy card sent to you by Yucaipa. If you have previously submitted a gold proxy card, you can revoke that proxy and vote for the Board of Directors’ nominees and on the other matters to be voted on at the Annual Meeting by using the enclosed WHITE proxy card.

Sincerely,

BRADLEY A. FEUER
Acting General Counsel and Corporate Secretary
New York, New York
August 25, 2010

The Board of Directors urges you to read the Proxy Statement carefully and, whether or not you plan to attend the Annual Meeting, to promptly submit a proxy: (a) by telephone or the Internet following the easy instructions on the enclosed WHITE proxy card or (b) by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.

BARNES & NOBLE, INC.

122 Fifth Avenue

New York, New York 10011

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 28, 2010

This Proxy Statement and enclosed WHITE proxy card are being furnished commencing on or about August 25, 2010 in connection with the solicitation by the Board of Directors (the “Board”) of Barnes & Noble, Inc., a Delaware corporation (the “Company”), of proxies for use at its annual meeting of stockholders to be held on September 28, 2010 and any adjournment or postponement thereof (the “Meeting”) for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

Please note that Yucaipa American Alliance Fund II, L.P. and Yucaipa American Alliance (Parallel) Fund II, L.P., investment funds led by Mr. Ronald Burkle (together, the “Yucaipa Funds”), have provided notice of their intent to (i) nominate a slate of three nominees for election as Directors at the Meeting in opposition to the Board’s recommended nominees and (ii) present at the Meeting a non-binding proposal requesting the Board to amend the Company’s Rights Agreement, dated as of November 17, 2009, as amended February 17, 2010 and June 23, 2010, between the Company and Mellon Investor Services LLC (as amended from time to time, the “Rights Agreement”) to increase the ownership triggering threshold from 20% to 30%.

The Board unanimously recommends that you vote FOR the election of each of the Board’s nominees and AGAINST the Yucaipa Funds’ non-binding proposal to amend the Rights Agreement using the WHITE proxy card accompanying this Proxy Statement.

STOCKHOLDERS ENTITLED TO VOTE

Only holders of record of the Company’s Common Stock, par value $.001 per share (“Common Stock”), as of the close of business on August 16, 2010 are entitled to notice of and to vote at the Meeting. As of the record date, 59,949,211 shares of Common Stock were outstanding, which number includes 2,439,725 shares of unvested restricted stock that have voting rights and that are held by members of the Board and the Company’s employees. Each share of Common Stock entitles the record holder thereof to one vote on each matter brought before the Meeting.

HOW TO VOTE

Your vote is very important to the Board no matter how many shares of Common Stock you own. Whether or not you plan to attend the Meeting, we urge you to vote your shares today.

If You Are a Registered Holder of Common Stock

If you are a registered holder of Common Stock (including unvested restricted stock), you may vote your shares either by voting by proxy in advance of the Meeting or by voting in person at the Meeting. By submitting a proxy, you are legally authorizing another person to vote your shares on your behalf. We urge you to use the enclosed WHITE proxy card to vote FOR the Board’s nominees and AGAINST Yucaipa’s non-binding proposal to amend the Rights Agreement. If you submit your executed WHITE proxy card, but you do not indicate how your shares are to be voted, then your shares will be voted in accordance with the Board’s recommendations set forth in this Proxy Statement. In addition, if any other matters are brought before the Meeting (other than the proposals contained in this Proxy Statement), then the individuals listed on the WHITE proxy card will have the authority to vote your shares on those other matters in accordance with their discretion and judgment.

Whether or not you plan to attend the Meeting, we urge you to promptly submit a proxy: (a) by telephone or the Internet following the easy instructions on the enclosed WHITE proxy card or (b) by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. If you later decide to attend the Meeting and vote in person, that vote will automatically revoke any previously submitted proxy.

If You Hold Your Shares in “Street Name”

If you hold your shares in “street name”, i.e., through a bank, broker or other holder of record (a “custodian”), your custodian is required to vote your shares on your behalf in accordance with your instructions. If you do not give instructions to your custodian, your custodian will not be permitted to vote your shares with respect to “non-discretionary” items, such as the election of Directors and Yucaipa’s non-binding proposal to amend the Rights Agreement. Accordingly, we urge you to promptly give instructions to your custodian to vote FOR the Board’s nominees and AGAINST Yucaipa’s non-binding proposal to amend the Rights Agreement by using the WHITE voting instruction card provided to you by your custodian. Please note that if you intend to vote your street name shares in person at the Meeting, you must provide a “legal proxy” from your custodian at the Meeting.

Proxy Cards Received From Yucaipa

The Yucaipa Funds have provided notice of their intent to (i) propose their own Director nominees for election at the Meeting and (ii) present at the Meeting a non-binding proposal requesting the Board to amend the Rights Agreement to increase the ownership triggering threshold from 20% to 30%. Based upon the Yucaipa Funds’ public filings, the Company believes that Mr. Burkle, the Yucaipa Funds, their affiliates and other related parties (collectively, “Yucaipa”) will nominate individuals for election as Directors and present Yucaipa’s non-binding proposal to amend the Rights Agreement, in each case at the Meeting, or solicit proxies for that purpose. Nominations and the non-binding Rights Agreement proposal made by Yucaipa have NOT been endorsed by the Board. The Company is not responsible for the accuracy of any information contained in any proxy solicitation materials used by Yucaipa or any other statements that they may otherwise make.

The Board recommends that you DO NOT sign or return any proxy card that may be sent to you by Yucaipa, even as a protest. Voting against Yucaipa’s nominees on a gold proxy card that Yucaipa sends you is not the same as voting for the Board’s nominees, because a vote against Yucaipa’s nominees on its gold proxy card will revoke any previous proxy submitted by you. If you have previously submitted a gold proxy card, we urge you to revoke that proxy by voting in favor of the Board’s nominees and against Yucaipa’s non-binding proposal to amend the Rights Agreement by using the enclosed WHITE proxy card. Only the latest validly executed proxy that you submit will be counted.

Questions on How to Vote

If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor:

Innisfree M&A Incorporated

Stockholders May Call Toll-Free: (877) 456-3422.

Banks and Brokers May Call Collect: (212) 750-5833.

QUORUM AND VOTES REQUIRED

Quorum

The presence in person or by proxy at the Meeting of a majority of the outstanding shares of Common Stock outstanding as of August 16, 2010 will constitute a quorum.

Votes Required

The three nominees for Director receiving the highest vote totals will be elected as Directors of the Company.

Approval of the proposal to ratify the appointment of the Company’s independent registered public accountants requires the affirmative vote of a majority of the votes cast on the proposal.

Approval of Yucaipa’s non-binding proposal to amend the Rights Agreement requires the affirmative vote of a majority of the votes cast on the proposal.

Withheld Votes, Abstentions and Broker Non-Votes

With respect to the proposal to elect Directors, while withheld votes and any “broker non-votes” are not counted in determining the outcome of the election, such action would have the effect of reducing the likelihood that the applicable Director nominee would be elected, as only the three nominees that receive the highest vote totals will be elected. A “broker non-vote” occurs when a custodian does not vote on a particular proposal because it has not received voting instructions from the applicable beneficial owner and does not have discretionary voting power on the matter in question.

With respect to the proposal to ratify the appointment of the Company’s independent registered public accountants, abstentions and any “broker non-votes” would not be included in the vote totals and, as such, will have no effect on the outcome of this proposal.

With respect to Yucaipa’s non-binding proposal to amend the Rights Agreement, abstentions and any “broker non-votes” would not be included in the vote totals and, as such, will have no effect on the outcome of this proposal.

Withheld votes, abstentions and any “broker non-votes” would be included in determining whether a quorum is present.

ATTENDANCE AT THE ANNUAL MEETING

Attendance at the Meeting or any adjournment or postponement thereof will be limited to stockholders of record of the Company as of the close of business on the record date and guests of the Company. If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to your admittance to the Meeting or any adjournment or postponement thereof. Please be prepared to present photo identification for admission. If you hold your shares in street name or through the Company’s 401(k) Plan, you will need to provide proof of beneficial ownership, such as a brokerage account statement, a copy of a voting instruction form provided by your custodian with respect to the Meeting, or other similar evidence of ownership, as well as photo identification, in order to be admitted to the Meeting. Please note that if you hold your shares in street name and intend to vote in person at the Meeting, you must also provide a “legal proxy” obtained from your custodian. Note that 401(k) Plan participants will not be able to vote their 401(k) Plan shares in person at the Meeting.

HOW TO REVOKE YOUR PROXY

Your proxy is revocable. The procedure you must follow to revoke your proxy depends on how you hold your shares.

If you are a registered holder of Common Stock, you may revoke a previously submitted proxy by submitting another valid proxy (whether by telephone, the Internet or mail) or by providing a signed letter of revocation to the Secretary of the Company before the closing of the polls at the Meeting. Only the latest-dated validly executed proxy will count. You also may revoke any previously submitted proxy by attending the Meeting and voting your shares in person. Note that simply attending the Meeting without taking one of the above actions will not revoke your proxy.

If you hold shares in street name, in general, you may revoke a previously submitted voting instruction by submitting to your custodian another valid voting instruction (whether by telephone, the Internet or mail) or a signed letter of revocation. Please contact your custodian for detailed instructions on how to revoke your voting instruction and the applicable deadlines.

BACKGROUND OF THE SOLICITATION

In November 2008, Mr. Ronald Burkle of Yucaipa informed Mr. Leonard Riggio, founder and Chairman of the Board of the Company, that Yucaipa was considering investing in the Company. Shortly thereafter, Yucaipa began purchasing shares of the Company’s Common Stock and, as disclosed in the Statement of Beneficial Ownership on Schedule 13D filed by Yucaipa with the SEC on January 2, 2009 (the “Yucaipa Schedule 13D”), over the following two months it acquired approximately 8% of the outstanding shares of the Company’s Common Stock.

In late March 2009, Mr. Burkle and Mr. Riggio met to discuss the strategic direction of the Company. Mr. Burkle suggested certain ideas and strategic initiatives. At the end of the meeting, Mr. Riggio advised Mr. Burkle that the Company already had a strategic plan in place and that he generally disagreed with Mr. Burkle’s suggestions.

On August 14, 2009, Mr. Burkle sent a letter to Mr. Riggio expressing his difference of opinion with the Board’s strategic direction. The views expressed in Mr. Burkle’s August 14th letter were subsequently considered by the Board.

On November 13, 2009, Yucaipa filed with the SEC an amendment to the Yucaipa Schedule 13D disclosing that, over the previous four days, its ownership of the Company’s Common Stock had nearly doubled. The filing disclosed that since October 19, 2009, Yucaipa had increased its ownership of the Company’s Common Stock from approximately 8% to 16.8% of the outstanding shares. The filing also disclosed that Yucaipa reserved the right to propose or pursue a variety of transactions involving the Company, including a merger, reorganization or liquidation, or the sale or transfer of a material amount of the Company’s assets.

That same day, Yucaipa notified the Company that Yucaipa has requested clearance pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, for each Yucaipa Fund to purchase up to $651.7 million of the Company’s Common Stock. Based on the closing price of the Company’s Common Stock on November 13, 2009, a $651.7 million stock purchase by each Yucaipa Fund would have given Yucaipa control over a majority of the Company’s Common Stock.

On November 17, 2009, Yucaipa filed with the SEC an additional amendment to the Yucaipa Schedule 13D, disclosing that Yucaipa had further increased its ownership of the Company’s Common Stock to 17.8% of the outstanding shares.

That same day, the Board met to discuss how to respond to Yucaipa’s rapid accumulation of the Company’s Common Stock over the previous week. At the meeting, the Board met with members of senior management, as well as the Company’s outside legal and financial advisors. After discussion, the Board unanimously determined to adopt a stockholder rights plan containing a 20% ownership trigger that would also prevent, subject to certain limited exceptions, Mr. Riggio and certain other existing stockholders from acquiring any additional shares of the Company’s Common Stock.

On December 23, 2009, Mr. Burkle sent a letter to Mr. Riggio criticizing the Board’s decision to adopt the stockholder rights plan and reiterating Mr. Burkle’s dissatisfaction with the Board’s strategic plan.

The Board considered the views expressed in Mr. Burkle’s December 23rd letter, and, on January 6, 2010, Mr. Riggio responded to Mr. Burkle’s letter by expressing the Board’s continuing view that its own strategic plan was superior to that advanced by Mr. Burkle, but that the Board remained open to considering any strategic options that would secure the best possible future for the Company and its stockholders.

On January 28, 2010, Mr. Burkle sent a letter to the Board requesting an exception to the stockholder rights plan to allow Yucaipa to increase its ownership stake in the Company. Mr. Burkle requested that Yucaipa be allowed to acquire up to 37% of the Company’s Common Stock.

On February 1, 2010, Yucaipa filed with the SEC an additional amendment to the Yucaipa Schedule 13D, disclosing that it had further increased its ownership of the Company’s Common Stock to 18.7% of the outstanding shares.

On February 16, 2010, the Board met with members of senior management and the Company’s outside financial and legal advisors to consider Mr. Burkle’s January 28th letter. After discussion, the Board unanimously determined to reject Yucaipa’s request that the stockholder rights plan be amended to permit Yucaipa to acquire a larger ownership stake in the Company.

On February 17, 2010, the Board sent a letter to Mr. Burkle informing him of the Board’s decision.

On February 25, 2010, Mr. Burkle sent another letter to the Board reiterating the requests contained in his January 28th letter and seeking a meeting with the Company’s independent Directors.

On March 29, 2010, in response to Mr. Burkle’s February 25th letter, Mr. Michael Del Giudice, Ms. Patricia Higgins and the then-general counsel of the Company met with Mr. Burkle and other Yucaipa representatives to discuss the Company’s strategic plan and corporate governance. At the meeting, Yucaipa suggested that the Board expand by adding as many as four new Directors. In addition, Mr. Burkle reiterated his request that the stockholder rights plan be amended to permit him to acquire a larger ownership stake in the Company.

On May 5, 2010, Yucaipa filed a lawsuit against the Company and the Board in the Delaware Court of Chancery, alleging that the Directors breached their fiduciary duties in adopting and maintaining the stockholder rights plan and by failing to amend the stockholder rights plan as requested by Yucaipa.

That same day, Yucaipa’s counsel sent a letter to the Company requesting additional clarification regarding certain provisions of the stockholder rights plan. The letter also sought confirmation that the Board intended to put the stockholder rights plan to a stockholder vote.

On May 11, 2010, the Company’s counsel sent a letter to Yucaipa’s counsel in response to Yucaipa’s May 5th letter, confirming that under the stockholder rights plan Mr. Riggio’s ownership interest in the Company remained capped at its current level, subject to certain limited exceptions. The letter also clarified that the solicitation of revocable proxies by Yucaipa and the taking of certain other actions in connection with a proxy contest would not trigger the stockholder rights plan. The letter also confirmed the Company’s intention to put the stockholder rights plan to a stockholder vote by no later than November 17, 2010.

On August 3, 2010, the Company announced the Board’s intention to evaluate strategic alternatives for the Company and that the process of evaluating strategic alternatives would be overseen by a Special Committee of the Board comprised of four independent Directors.

That same day, the Company filed with the SEC a preliminary proxy statement with respect to the Meeting.

Between August 5, 2010 and August 12, 2010, representatives of the Company and representatives of Yucaipa engaged in settlement discussions. Ultimately, no settlement agreement was reached.

On August 12, 2010, the Delaware Court of Chancery ruled against Yucaipa on each of its claims. In so doing, the Delaware Court of Chancery found that the Board had acted reasonably in adopting the stockholder rights plan in relation to the threat posed by Yucaipa.

Later that day, Yucaipa filed with the SEC a preliminary proxy statement to solicit proxies in favor of the election to the Board of three individuals proposed by Yucaipa at the Meeting and to present Yucaipa’s non-binding proposal to amend the stockholder rights plan to increase the ownership triggering threshold from 20% to 30%.

On August 18, 2010, Yucaipa filed with the SEC a revised preliminary proxy statement.

On August 19, 2010, the Company filed with the SEC a revised preliminary proxy statement with respect to the Meeting, which included the nomination of Mr. Golden and Dr. Wilson as Director nominees. Please see “Election of Directors, Proposal 1—Information Concerning the Directors and the Board’s Nominees” for additional information about Mr. Golden and Dr. Wilson.

ELECTION OF DIRECTORS

PROPOSAL 1

Introduction

The Board currently consists of nine Directors. The Directors are divided into three classes, consisting of three members whose terms expire at the Meeting, three members whose terms expire at the 2011 annual meeting of stockholders and three members whose terms expire at the 2012 annual meeting of stockholders. The Board unanimously recommends using the enclosed WHITE proxy card to vote FOR each of the Board’s three nominees for Director.

The Yucaipa Funds have provided notice of their intent to propose their own Director nominees for election at the Meeting. As a result, the number of nominees for election as Directors at the Meeting will exceed the number of Directors to be elected at the Meeting. The three nominees standing for election who receive the greatest number of votes cast at the Meeting will be elected as Directors. Because the Board currently consists of nine Directors and only three Directors will be elected at the Meeting, Yucaipa’s nominees, if elected, would constitute a minority of the Board.

The Board recommends that you DO NOT sign or return any proxy card that may be sent to you by Yucaipa, even as a protest. Voting against Yucaipa’s nominees on a gold proxy card that Yucaipa sends you is not the same as voting for the Board’s nominees, because a vote against Yucaipa’s nominees on its gold proxy card will revoke any previous proxy submitted by you. If you have previously submitted a gold proxy card, we urge you to revoke that proxy by voting in favor of the Board’s nominees by using the enclosed WHITE proxy card. Only the latest validly executed proxy that you submit will be counted.

Information Concerning the Directors and the Board’s Nominees

Background information with respect to the Board and the Board’s nominees for election as Directors appears below. See “Security Ownership of Certain Beneficial Owners and Management” for information regarding such persons’ holdings of equity securities of the Company.

Name	Age	Director Since	Position
Leonard Riggio	69	1986	Founder and Chairman of the Board
Stephen Riggio	55	1993	Vice Chairman
George Campbell Jr.	64	2008	Director
Michael J. Del Giudice	67	1999	Lead Independent Director
William Dillard, II	65	1993	Director
David G. Golden	52	N/A	Director Nominee
Patricia L. Higgins	60	2006	Director
Irene R. Miller	58	1995	Director
Margaret T. Monaco	62	1995	Director
David A. Wilson	69	N/A	Director Nominee
Lawrence S. Zilavy	59	2006	Director

At the Meeting, three Directors will be elected. Leonard Riggio, David G. Golden and David A. Wilson are the Board’s nominees for election as Directors at the Meeting, each to hold office for a term of three years until the annual meeting of stockholders to be held in 2013 and until his successor is elected and qualified. Each of the nominees has consented to be named in this Proxy Statement and to serve on the Board, if elected. However, if any nominee is unable to serve or for good cause will not serve, proxies may be voted for a substitute designated by the Board.

The terms of Leonard Riggio, Michael J. Del Giudice and Lawrence S. Zilavy expire upon the election and qualification of their successors at the Meeting. Mr. Del Giudice has indicated to the Board that, in light of his other professional and personal commitments, he would not have sufficient time to devote to his Board duties and, accordingly, he did not wish to stand for re-election. Separately, Mr. Zilavy, as a non-independent Director, expressed to the Board his desire not to stand for re-election. In light of the desires expressed by Messrs. Del Giudice and Zilavy, the Board, based upon the recommendation of the Corporate Governance and Nominating Committee, chose to nominate Mr. Golden and Dr. Wilson as Director nominees. The Board does not currently expect Messrs. Del Giudice and Zilavy to serve in any advisory or compensated role with the Company once they cease to be Directors.

The terms of Stephen Riggio, Margaret T. Monaco and George Campbell Jr. expire in 2011, and the terms of William Dillard, II, Patricia L. Higgins and Irene R. Miller expire in 2012.

Nominees for Election as Director

The following individuals are nominees for Director at the Meeting. The Board unanimously recommends a vote FOR each of the below nominees for Director using the enclosed WHITE proxy card.

Leonard Riggio is the founder of the Company and has been Chairman of the Board and a principal stockholder since its inception in 1986. He served as Chief Executive Officer from 1986 through February 2002. From 1965 and until its acquisition by the Company in September 2009, he was Chairman of the Board, Chief Executive Officer and the principal stockholder of Barnes & Noble College Booksellers, Inc. (“B&N College”), one of the nation’s largest operators of college bookstores. Since 1985, Mr. Riggio has been a principal beneficial owner of MBS Textbook Exchange, Inc. (“MBS”), one of the nation’s largest wholesalers of college textbooks. He is also a director of GameStop Corp. (“GameStop”), a national video game retailer. Mr. Riggio is the brother of Stephen Riggio, Vice Chairman of the Company.

Qualifications, Experience, Attributes and Skills. Mr. Leonard Riggio meets all of the Director qualifications described below—under “Director Qualifications and Nominations.” In particular, Mr. Leonard Riggio has a total of nearly 45 years of entrepreneurial and executive and board-level experience, resulting from his activities as (at various times) the founder, Chief Executive Officer, chairman of the board and significant stockholder of the Company, B&N College, MBS and GameStop. This extensive experience allows Mr. Leonard Riggio to bring to the Board a deep insight into the operations, challenges and complex issues facing the Company and retail-oriented businesses in general.

David G. Golden has not previously served as a Director of the Company. Mr. Golden has been a Partner and Executive Vice President of Revolution LLC, an investment firm launched by Steve Case specializing in the health, living, digital, resorts and financial services sectors, since March 2006. From February 1988 to April 1990 and from April 1992 to February 2006, Mr. Golden held various positions with JPMorgan Chase and a predecessor firm, Hambrecht & Quist Incorporated, including serving as Vice Chairman and Director of Global Technology, Media and Telecommunications Investment Banking from March 2001 to January 2005 and Chairman of the Western Region from March 2001 to February 2006. At Hambrecht & Quist, he was Co-Director of Investment Banking from April 1998 to December 2000 and Co-Director of Mergers and Acquisitions from April 1993 to March 1998. Mr. Golden is a member of the board of Blackbaud, Inc. (where he currently serves on its Audit Committee) and during the previous five years has served on the board of Gaiam, Inc. Mr. Golden also is a member of the Advisory Boards of Granite Ventures LLC, a technology venture capital firm, and Partners for Growth LLC, a venture lending firm, the Executive Chairman of Code Advisors LLC, a private investment bank specializing in the technology and media sectors, and a member of the boards of Everyday Health, Inc., Extend Health, Inc. and Vinfolio, Inc. He also serves as a Trustee of The Branson School and ABC2, a non-profit foundation focused on cancer research.

Qualifications, Experience, Attributes and Skills. Mr. Golden meets all of the Director qualifications described below—under “Director Qualifications and Nominations.” In particular, Mr. Golden has over 20 years of technology and finance experience as an investment banker specializing in the technology sector at JPMorgan Chase, Hambrecht & Quist Incorporated and Allen & Company Incorporated, and more recently as a partner and executive of Revolution LLC. Mr. Golden’s technology experience also includes his service as a director and Advisory Board member of several technology companies including Blackbaud, Inc., a global provider of software services specifically designed for nonprofit organizations. Mr. Golden’s prior public company board directorships include CFI ProServices, Inc., Tocor II, Inc. and Vanguard Airlines Incorporated. This experience would allow Mr. Golden to bring to the Board substantial knowledge of the technology sector and meaningful insight into the financial and capital-related issues technology companies face.

David A. Wilson has not previously served as a Director of the Company. Dr. Wilson has served, since 1995, as President and Chief Executive Officer of the Graduate Management Admission Council, a not-for-profit education association dedicated to creating access to graduate management and professional education that provides the Graduate Management Admission Test (GMAT). From 2009 to 2010, Dr. Wilson was a Director of Terra Industries Inc., a producer and marketer of nitrogen products, where he was a member of the Audit Committee. From 2002 to 2007, Dr. Wilson was a Director of Laureate Education, Inc. (formerly Sylvan Learning Systems, Inc.), an operator of an international network of licensed campus-based and online universities and higher education institutions, where he was Chairman of the Audit Committee beginning in 2003. From 1978 to 1994, Dr. Wilson was employed by Ernst & Young LLP (and its predecessor, Arthur Young & Company), serving as an Audit Principal through 1981, as an Audit Partner from 1981 to 1983 and thereafter in various capacities including Managing Partner, National Director of Professional Development, Chairman of Ernst & Young’s International Professional Development Committee and as a Director of the Ernst & Young Foundation. From 1968 to 1978, Dr. Wilson served as a faculty member at Queen’s University (1968-1970), the University of Illinois at Urbana-Champaign (1970-1972), the University of Texas (1972-1978), where he was awarded tenure, and Harvard University’s Graduate School of Business (1976-1977).

Qualifications, Experience, Attributes and Skills. Dr. Wilson meets all of the Director qualifications described below—under “Director Qualifications and Nominations.” In particular, Dr. Wilson has a total of more than 15 years of executive and board-level experience, including serving on the boards of Terra Industries Inc. and Laureate Education, Inc. while those companies were involved in strategic transactions, as well as serving as President and Chief Executive Officer of the Graduate Management Admission Council. Dr. Wilson also has more than 15 years of financial and accounting expertise, including as an Audit Partner at Ernst & Young LLP (and its predecessor, Arthur Young & Company). This experience would allow Dr. Wilson to bring to the Board substantial financial and accounting knowledge and valuable insights as it continues its review of strategic alternatives for the Company.

In considering the qualifications of Mr. Golden and Dr. Wilson, as described above, the Board did not consider their qualifications relative to the qualifications of Messrs. Del Giudice and Zilavy. The Board did note, however, that both Mr. Golden and Dr. Wilson would be independent Directors whereas only Mr. Del Giudice, and not Mr. Zilavy, is an independent Director.

On August 3, 2010, the Company announced that the Board intends to evaluate strategic alternatives in order to increase stockholder value. The process of evaluating strategic alternatives is being overseen by a Special Committee of four independent Directors: George Campbell Jr., William Dillard, II, Margaret T. Monaco and Patricia L. Higgins, who is chairing the Special Committee. Each of the Director nominees fully supports the Board’s decision to evaluate strategic alternatives and, if elected, will consider any course of action recommended by the Special Committee in accordance with his fiduciary duties to all stockholders. Mr. Leonard Riggio has informed the Board that, in light of its decision to explore strategic alternatives, he intends to consider the possibility of participating in an investor group to acquire the Company. Mr. Leonard Riggio has stated that regardless of whether he participates in an investment group that buys the Company, he is willing and eager to remain with the Company.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE USING THE ENCLOSED WHITE PROXY CARD.

Other Directors

Stephen Riggio has been a Director of the Company since September 1993 and has served as its Vice Chairman since December 1997. In his capacity as Vice Chairman, Mr. Stephen Riggio is closely involved in the Company’s digital strategy, in the Company’s relationships with key publishers and in the oversight of the Company’s proprietary publishing business. He served as Chief Executive Officer of the Company from February 2002 until March 2010. Mr. Riggio served as Chief Operating Officer of the Company from February 1995 until December 1997. Mr. Riggio is Leonard Riggio’s brother.

Qualifications, Experience, Attributes and Skills. Mr. Stephen Riggio meets all of the Director qualifications described below—under “Director Qualifications and Nominations.” In particular, Mr. Stephen Riggio has a total of more than 16 years of executive and board-level experience serving as a director of the Company, including serving as Vice Chairman since 1997, and as the former Chief Executive Officer and Chief Operating Officer of the Company. Mr. Stephen Riggio also has nearly 35 years of retail experience, which he gained over his long career at the Company. This experience allows Mr. Stephen Riggio to bring to the Board a deep understanding of the Company itself and the retail industry more generally.

George Campbell Jr. has been a Director of the Company since 2008. Mr. Campbell serves on the Compensation Committee. He has been the President of The Cooper Union for the Advancement of Science and Art, an all honors college and one of America’s most selective institutions of higher education, since July 2000. Mr. Campbell is also a director of Con Edison, Inc. and the New York State Foundation for Science, Technology and Innovation. He is also a Trustee of Rensselaer Polytechnic Institute, Montefiore Medical Center and the Woodrow Wilson National Fellowship Foundation. Mr. Campbell is also a Fellow of the American Association for the Advancement of Science and the New York Academy of Sciences.

Qualifications, Experience, Attributes and Skills. Mr. Campbell meets all of the Director qualifications described below—under “Director Qualifications and Nominations.” In particular, Mr. Campbell has a total of more than 10 years of executive and board-level experience serving on the boards of major companies, as well as serving as President and Chief Executive Officer of the Cooper Union for the Advancement of Arts and Science. Mr. Campbell’s experience has generally been focused in higher education, which is the primary market of B&N College. In addition, Mr. Campbell has more than 12 years of experience in research and development in telecommunications technology at Bell Laboratories. Mr. Campbell also has extensive experience serving on the board of trustees of academic and research institutions and non-profit organizations. This experience allows Mr. Campbell to bring to the Board a unique insight into the Company’s operations, and in particular the environment in which B&N College operates.

Michael J. Del Giudice has been a Director of the Company since 1999. Mr. Del Giudice serves as Chair of the Compensation Committee and as a member of the Audit Committee and the Corporate Governance and Nominating Committee. Mr. Del Giudice also serves as the Lead Independent Director. Mr. Del Giudice is a Co-Founder and Senior Managing Director of Millennium Capital Markets LLC, an investment banking firm. He is Chairman of Rockland Capital Energy Investments LLC, Lead Director of the Board of Directors of Con Edison, Inc., a member of the boards of Fusion Telecommunications Intl. and Reis, Inc., Vice Chairman of the Board of Trustees of the New York Racing Association, and a member of the Board of Advisors of Corinthian Capital Group, LLC, a private equity firm. He also serves as Chairman of the Governor’s Committee on Scholastic Achievement, an educational non-profit group.

Qualifications, Experience, Attributes and Skills. Mr. Del Giudice meets all of the Director qualifications described below—under “Director Qualifications and Nominations.” In particular, Mr. Del Giudice has a total of more than 25 years of entrepreneurial and executive and board-level experience, focused in the financial and energy industries. He has and continues to serve on the boards of major companies, is the current Chairman of Rockland Capital Energy Investments LLC and is also a Co-Founder and Senior Managing Director of Millennium Capital Markets LLC. Mr. Del Giudice also has considerable political and public-sector experience as Chairman of the Governor’s Committee on Scholastic Achievement for the State of New York and as Vice Chairman of the Board of Trustees of the New York Racing Association. This experience allows Mr. Del Giudice to bring to the Board valuable insights into the complexities of managing public companies and, in particular, the financial and capital related issues they face.

William Dillard, II has been a Director of the Company since November 1993. Mr. Dillard serves as Chair of the Corporate Governance and Nominating Committee and as a member of the Compensation Committee. Mr. Dillard has been the Chief Executive Officer of Dillard’s, Inc. (“Dillard’s”) since May 1998 and he has been a director of Dillard’s since 1968. He was appointed Chairman of Dillard’s in May 2002. Mr. Dillard is also a director of Acxiom Corporation.

Qualifications, Experience, Attributes and Skills. Mr. Dillard meets all of the Director qualifications described below—under “Director Qualifications and Nominations.” In particular, Mr. Dillard has a total of more than 40 years of executive and board-level experience, focused in the retail industry. He is also a director of Acxiom and a former manager and senior executive, as well as current Chief Executive Officer, of Dillard’s, a national department store and retailer of luxury goods. This experience in the retail industry, as well as Mr. Dillard’s experience on the board of Acxiom, a company that provides marketing services focused on the use of technology, allows Mr. Dillard to bring to the Board substantial knowledge of the retail sector and a meaningful insight into the challenges facing the Company, including as it implements its digital plans.

Patricia L. Higgins has been a Director of the Company since June 2006. Ms. Higgins serves as Chair of the Audit Committee and as a member of the Corporate Governance and Nominating Committee. Ms. Higgins was President, Chief Executive Officer and a director of Switch and Data Facilities Company, Inc., a leading provider of network interconnection and collocation services, from September 2000 to February 2004. Prior to that, she served as Chairman and Chief Executive Officer of The Research Board from May 1999 to August 2000 and Vice President and Chief Information Officer of Alcoa Inc. from January 1997 to April 1999. Ms. Higgins is also a director of Travelers, Visteon, Dycom Industries and Internap. During the previous five years, Ms. Higgins also served as a director of Delta Air Lines and SpectraSite Communications. Ms. Higgins was a director of Barnes & Noble.com from 1999 to 2004.

Qualifications, Experience, Attributes and Skills. Ms. Higgins meets all of the Director qualifications described below—under “Director Qualifications and Nominations.” In particular, Ms. Higgins has over 30 years of technology experience, holding senior executive positions in telecommunications, computing and information technology. Ms. Higgins has had extensive board experience as a director of nine public companies, including as a member of six audit committees, chairing two; a member of six compensation committees, chairing one; a member of four governance/nominating committees, chairing one; and chairing one finance committee. This wide-ranging experience allows Ms. Higgins to bring to the Board a significant depth of understanding into the operation and management of public companies, including those in the technology sector.

Irene R. Miller has been a Director of the Company since May 1995. Ms. Miller serves on the Corporate Governance and Nominating Committee. Ms. Miller has been the Chief Executive Officer of Akim, Inc., an investment management and consulting firm, since July 1997. From September 1995 to June 1997, she was Vice Chairman of the Company as well as Chief Financial Officer of the Company, a position she held since September 1993. Ms. Miller is also a Director of Coach, Inc. (where she currently serves as Lead Director), Inditex, S.A. and TD Bank Financial Group.

Qualifications, Experience, Attributes and Skills. Ms. Miller meets all of the Director qualifications described below—under “Director Qualifications and Nominations.” In particular, Ms. Miller has nearly 20 years of executive experience and 15 years of board-level experience gained as a board member of major public and international companies. Her prior public company board directorships include: Oakley, Inc., Benckiser N.V. and The Body Shop International Plc. Ms. Miller also has 26 years of retail experience as an investment banker specializing in the retail sector, as an executive of the Company, and as a director of several leading international retail companies. She has 28 years of experience in finance: as an investment banker for Rothschild Inc. and Morgan Stanley, as the former Chief Financial Officer of the Company, as Chair of the Audit committees of three prior boards, as current Chair of the Audit and Control Committee of Inditex and with her present service as a director of TD Bank Financial Group. Ms. Miller’s experience brings to the Board meaningful insights into international corporate governance, as well as both the retail and financial sectors.

Margaret T. Monaco has been a Director of the Company since May 1995. Ms. Monaco is a member of the Audit Committee. Ms. Monaco resumed her position as Principal of Probus Advisors, a financial and management consulting firm, in October 2003. Ms. Monaco was the Chief Operating Officer of Merrill Lynch Ventures, LLC and KECALP, Inc., wholly-owned subsidiaries of Merrill Lynch & Co., Inc., from November 1999 to October 2003. She had been the Chief Administrative Officer of those entities from April 1998 to November 1999. Ms. Monaco had been the Principal of Probus Advisors from July 1993 to April 1998. During the previous five years, Ms. Monaco also served as a director of Stage Stores and the W.P. Stewart & Co. Growth Fund.

Qualifications, Experience, Attributes and Skills. Ms. Monaco meets all of the Director qualifications described below—under “Director Qualifications and Nominations.” In particular, Ms. Monaco has a total of more than 25 years of executive and board-level experience, having served on the boards of eight public and private companies and as Chief Operating Officer of Merrill Lynch Ventures and as the current Principal of Probus Advisors, a financial and strategic consulting firm. Ms. Monaco also has more than 20 years of retail experience as a former director of Stage Stores, Inc. and as a former Vice President and Treasurer of The Limited, Inc., a retailer of high-quality women’s apparel, and nearly 35 years of financial experience. This diverse experience allows Ms. Monaco to bring to the Board a wide range and depth of insights, including in the retail sector and financial industry.

Lawrence S. Zilavy has been a Director of the Company since June 2006. Since October 2009, Mr. Zilavy has been the manager of LR Enterprises Management LLC, a company owned by Leonard Riggio and Louise Riggio, which undertakes certain management activities related to the investments of Leonard Riggio and Louise Riggio. Mr. Zilavy was a Senior Vice President of B&N College from May 2006 to September 2009. Mr. Zilavy was Executive Vice President, Corporate Finance and Strategic Planning of the Company from May 2003 to November 2004 and Chief Financial Officer from June 2002 through April 2003. Mr. Zilavy is also a director of GameStop, The Hain Celestial Group, Inc. and the non-profit Community Resource Exchange.

Qualifications, Experience, Attributes and Skills. Mr. Zilavy meets all of the Director qualifications described below—under “Director Qualifications and Nominations.” In particular, Mr. Zilavy has a total of nearly 10 years of executive and board-level experience, gained from serving as a senior executive at the Company and B&N College and as a director of GameStop and The Hain Celestial Group. This experience has been concentrated in the retail and brand merchandising spaces. Mr. Zilavy also has 25 years of financial experience as a commercial banker and corporate finance professional, including as the former Chief Financial Officer of the Company. This experience allows Mr. Zilavy to bring to the Board meaningful insight into the operation of retail-focused businesses.

Arrangements between the Company and the Non-Incumbent Director Nominees

The Company has entered into an indemnification agreement (the “Indemnification Agreements”) with each of Mr. Golden and Dr. Wilson (the “Non-Incumbent Director Nominees”). The following summary of the Indemnification Agreements is qualified in its entirety by reference to the full text of such agreements, the form of which the Company has filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on August 23, 2010.

The Indemnification Agreements provide that the Company will indemnify each Non-Incumbent Director Nominee against any and all expenses, liabilities and losses reasonably incurred or suffered by him in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, asserted against, imposed upon, or incurred or suffered by the Non-Incumbent Director Nominee (including reasonable attorney’s fees and expenses), directly or indirectly, resulting from, based upon, arising out of or relating to (i) serving as a Director nominee; (ii) being a “participant in a solicitation” (as defined in the rules and regulations under the Securities Exchange Act of 1934, as amended) in connection with the Company’s proxy solicitation; or (iii) being otherwise involved in the Company’s proxy solicitation as a Director nominee, except to the extent such losses relate to acts or omissions not undertaken by the Non-Incumbent Director Nominee in good faith, involving any intentional misconduct or, in the case of any criminal action or proceeding, that the Non-Incumbent Director Nominee had reasonable cause to believe were unlawful. The Non-Incumbent Director Nominees’ rights under the Indemnification Agreements include the right to require the Company to advance any and all reasonable expenses incurred by the Non-Incumbent Director Nominees in connection with any indemnifiable claim upon receipt by the Company of an undertaking by or on behalf of the applicable Non-Incumbent Director Nominee to repay any portion of such amount to which it is ultimately determined that such Non-Incumbent Director Nominee was not entitled under the applicable Indemnification Agreement. The Indemnification Agreements also provide that the Company will reimburse the Non-Incumbent Director Nominees for their reasonable and documented out-of-pocket travel and related expenses incurred in connection with their service as Director nominees.

If the Non-Incumbent Director Nominees are elected to the Board, the Indemnification Agreements will not apply to the period following such election, and the Non-Incumbent Director Nominees will have the same right to indemnification as the other members of the Board.

CORPORATE GOVERNANCE

Meetings and Committees of the Board

On September 29, 2009, the Board authorized a change in the Company’s fiscal year-end from the Saturday closest to the last day of January to the Saturday closest to the last day of April. The change in fiscal year, which became effective on September 30, 2009, upon the closing of the Company’s acquisition of B&N College, gave the Company and B&N College the same fiscal year. The change was intended to better align the Company’s fiscal year with the business cycles of both the Company and B&N College. Due to the change in fiscal year, the Company’s 2010 fiscal year began on May 3, 2009 and ended on May 1, 2010 (“Fiscal 2010”). As a result, the Company had a 13-week transitional period between February 1, 2009 and May 2, 2009 (the “2009 Transition Period”).

The Board met 13 times during Fiscal 2010 and two times during the 2009 Transition Period. All Directors attended at least 90% of all meetings of the Board. All Directors also attended at least 75% of all meetings of the respective committees of the Board on which they served in Fiscal 2010 and the 2009 Transition Period.

Based on information supplied to it by the Directors and the Director nominees, the Board has affirmatively determined that each of George Campbell Jr., Michael J. Del Giudice, William Dillard, II, Patricia L. Higgins, Irene R. Miller and Margaret T. Monaco as well as Director nominees David G. Golden and David A. Wilson is “independent” under the listing standards of the New York Stock Exchange (the “NYSE”), and has made such determinations based on the fact that none of such persons have had, or currently have, any relationship with the Company or its affiliates or any executive officer of the Company or his or her affiliates, that would currently impair their independence, including, without limitation, any such commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship. In assessing independence, the Board considered that Mr. Del Giudice and Mr. Leonard Riggio are minority investors in an energy fund managed by Rockland Capital LLC, a private equity firm. Mr. Del Giudice is Chairman and a founding member of Rockland Capital. Mr. Del Giudice and Mr. Leonard Riggio also had minority investments in another energy partnership that was sold by Rockland Capital in May 2009. Mr. Del Giudice has not and does not receive any personal financial benefit from Mr. Leonard Riggio’s investments in either of these investment vehicles.

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee.

Audit Committee.  The Audit Committee has the principal function of, among other things, reviewing the adequacy of the Company’s internal system of accounting controls, the appointment, compensation, retention and oversight of the independent registered public accountants, conferring with the independent registered public accountants concerning the scope of their examination of the books and records of the Company, reviewing and approving related party transactions (see “Certain Relationships and Related Transactions” below) and considering other appropriate matters regarding the financial affairs of the Company. In addition, the Audit Committee has established procedures for the receipt, retention and treatment of confidential and anonymous complaints regarding the Company’s accounting, internal accounting controls and auditing matters. The Board has adopted a written charter setting out these functions of the Audit Committee, a copy of which is available on the Company’s website at www.barnesandnobleinc.com and is available in print to any stockholder who requests it in writing to the Company’s Corporate Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011. Throughout Fiscal 2010 and the 2009 Transition Period, the members of the Audit Committee were, and currently are, Ms. Higgins (Chair), Mr. Del Giudice and Ms. Monaco. In addition to meeting the independence standards of the NYSE, each member of the Audit Committee is financially literate and meets the independence standards established by the Securities and Exchange Commission (the “SEC”). The Board has also determined that each member of the Audit Committee has the requisite attributes of an “audit committee financial expert” as defined by regulations promulgated by the SEC and that such attributes were acquired through relevant education and/or experience. The Audit Committee met 18 times and four times during Fiscal 2010 and the 2009 Transition Period, respectively.

Compensation Committee.  The principal function of the Compensation Committee is to review and approve the compensation and employment arrangements for the Company’s executive officers. The Compensation Committee is also responsible for administering various compensation plans of the Company. Throughout Fiscal 2010 and the 2009 Transition Period, the members of the Compensation Committee were, and currently are, Mr. Del Giudice (Chair), Mr. Campbell and Mr. Dillard. All members of the Compensation Committee meet the independence standards of the NYSE. The Board has adopted a written charter setting out the functions of the Compensation Committee, which is available on the Company’s website at www.barnesandnobleinc.com and is available in print to any stockholder who requests it in writing to the Company’s Corporate Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011. The Compensation Committee met nine times and four times during Fiscal 2010 and the 2009 Transition Period, respectively.

Corporate Governance and Nominating Committee.  The principal function of the Corporate Governance and Nominating Committee is to oversee the corporate governance of the Company. The Corporate Governance and Nominating Committee is also responsible for, among other things, identifying and evaluating individuals to serve as Directors of the Company and recommending to the Board such individuals, evaluating the Board and management and recommending Board committee assignments. Throughout Fiscal 2010 and the 2009 Transition Period, the members of the Corporate Governance and Nominating Committee were, and currently are, Mr. Dillard (Chair), Mr. Del Giudice, Ms. Higgins and Ms. Miller, all of whom meet the independence standards of the NYSE. The Board has adopted a written charter setting out the functions of the Corporate Governance and Nominating Committee, which is available on the Company’s website at www.barnesandnobleinc.com and is available in print to any stockholder who requests it in writing to the Company’s Corporate Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011. The Corporate Governance and Nominating Committee met four times and one time during Fiscal 2010 and the 2009 Transition Period, respectively.

Messrs. Del Giudice and Zilavy are not standing for re-election at the Meeting. Upon the election of Directors at the Meeting and the qualification of their successors, Messrs. Del Giudice and Zilavy will cease to serve as Directors and as members of any Board committees on which they serve. The composition of the Board committees is determined by the Board, acting on the recommendation of the Corporate Governance and Nominating Committee.

Director Qualifications and Nominations

Minimum Qualifications

The Company does not set specific criteria for Directors except to the extent required to meet applicable legal, regulatory and stock exchange requirements, including, but not limited to, the independence requirements of the NYSE and the SEC, as applicable. Nominees for Director will be selected on the basis of outstanding achievement in their personal careers; board experience; wisdom; integrity; ability to make independent, analytical inquiries; understanding of the business environment; and willingness to devote adequate time to Board duties. While the selection of qualified Directors is a complex and subjective process that requires consideration of many intangible factors, the Corporate Governance and Nominating Committee believes that each Director should have a basic understanding of (a) the principal operational and financial objectives and plans and strategies of the Company, (b) the results of operations and financial condition of the Company and of any significant subsidiaries or businesses, and (c) the relative standing of the Company and its businesses in relation to its competitors.

The Company does not have a specific policy regarding the diversity of the Board. Instead, the Corporate Governance and Nominating Committee considers the Board’s overall composition when considering Director candidates, including whether the Board has an appropriate combination of professional experience, skills, knowledge and variety of viewpoints and backgrounds in light of the Company’s current and expected future needs. In addition, the Corporate Governance and Nominating Committee also believes that it is desirable for new candidates to contribute to a variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences.

Nominating Process

Although the process for identifying and evaluating candidates to fill vacancies and/or expand the Board will inevitably require a practical approach in light of the particular circumstances at such time, the Board has adopted the following process to guide the Corporate Governance and Nominating Committee in this respect. The Corporate Governance and Nominating Committee is willing to consider candidates submitted by a variety of sources (including incumbent Directors, stockholders (as described below), Company management and third-party search firms) when reviewing candidates to fill vacancies and/or expand the Board. If a vacancy arises or the Board decides to expand its membership, the Corporate Governance and Nominating Committee may ask each Director to submit a list of potential candidates for consideration. The Corporate Governance and Nominating Committee then evaluates each potential candidate’s educational background, employment history, outside commitments and other relevant factors to determine whether he or she is potentially qualified to serve on the Board. At that time, the Corporate Governance and Nominating Committee also will consider potential nominees submitted by stockholders, if any, in accordance with the procedures described below, or by the Company’s management and, if the Corporate Governance and Nominating Committee deems it necessary, retain an independent third-party search firm to provide potential candidates. The Corporate Governance and Nominating Committee seeks to identify and recruit the best available candidates, and it intends to evaluate qualified stockholder nominees on the same basis as those submitted by Board members, Company management, third-party search firms or other sources.

After completing this process, the Corporate Governance and Nominating Committee will determine whether one or more candidates are sufficiently qualified to warrant further investigation. If the process yields one or more desirable candidates, the Corporate Governance and Nominating Committee will rank them by order of preference, depending on their respective qualifications and the Company’s needs. The Corporate Governance and Nominating Committee Chair will then contact the preferred candidate(s) to evaluate their potential interest and to set up interviews with the full Corporate Governance and Nominating Committee. All such interviews include only the candidate and one or more Corporate Governance and Nominating Committee members. Based upon interview results and appropriate background checks, the Corporate Governance and Nominating Committee then decides whether it will recommend the candidate’s nomination to the full Board.

When nominating a sitting Director for re-election at an annual meeting, the Corporate Governance and Nominating Committee will consider the Director’s performance on the Board and its committees and the Director’s qualifications in respect of the criteria referred to above.

Consideration of Stockholder-Nominated Directors

In accordance with its charter, the Corporate Governance and Nominating Committee will consider candidates for election to the Board at a stockholder meeting if submitted by a stockholder in a timely manner. Any stockholder wishing to submit a candidate for consideration for election at a stockholder meeting should send the following information to the Company’s Corporate Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011:

•	Stockholder’s name, number of shares owned, length of period held, and proof of ownership;

•	Name, age and address of candidate;

•

A detailed resume describing, among other things, the candidate’s educational background, occupation, employment history for at least the previous five years, and material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.);

•	A supporting statement which describes the candidate’s reasons for seeking election to the Board;

•	A description of any arrangements or understandings between the candidate and the Company; and

•	A signed statement from the candidate, confirming his/her willingness to serve on the Board.

In accordance with the charter of the Corporate Governance and Nominating Committee, in order for the Corporate Governance and Nominating Committee to consider a candidate submitted by a stockholder for election at a stockholder meeting, the Company must receive the foregoing information not less than 30 days, nor more than 60 days, prior to such meeting; provided, that if less than 40 days’ notice of such meeting is given to stockholders, the Company must receive the foregoing information no later than the 10th day following the day on which notice of the date of such meeting was mailed or publicly disclosed. The Company’s Corporate Secretary will promptly forward such materials to the Corporate Governance and Nominating Committee. The Company’s Corporate Secretary also will maintain copies of such materials for future reference by the Corporate Governance and Nominating Committee when filling Board positions.

Additionally, the Corporate Governance and Nominating Committee will consider stockholder nominated candidates if a vacancy arises or if the Board decides to expand its membership, and at such other times as the Corporate Governance and Nominating Committee deems necessary or appropriate. In any such event, any stockholder wishing to submit a candidate for consideration should send the above-listed information to the Company’s Corporate Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011.

Certain Board Policies and Practices

Corporate Governance Guidelines and Code of Business Conduct and Ethics

The Board has adopted Corporate Governance Guidelines. The Board has also adopted a Code of Business Conduct and Ethics applicable to the Company’s employees, Directors, agents and representatives, including consultants. The Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available on the Company’s website at www.barnesandnobleinc.com. Copies of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available in print to any stockholder who requests them in writing to the Company’s Corporate Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011.

Board Leadership Structure; Lead Independent Director

The Chairman of the Board is selected by the members of the Board. The positions of Chairman and CEO have been separate since Mr. Stephen Riggio’s appointment as CEO in 2002, and the positions remained separate when Mr. Lynch became the Company’s CEO in March 2010. The Board has determined that the current structure is appropriate at this time in that it enables Mr. Lynch to focus on his role as CEO of the Company, including handling the complexities of implementing the Company’s digital strategy, while enabling Mr. Leonard Riggio to continue to provide leadership on policy at the Board level. Although the roles of CEO and Chairman are currently separated, the Board has not adopted a formal policy requiring such separation. The Board believes that the right Board leadership structure should, among other things, be informed by the needs and circumstances of the Company and the then current membership of the Board, and that the Board should remain adaptable to shaping the leadership structure as those needs and circumstances change.

In addition, in accordance with the Corporate Governance Guidelines, non-management Directors meet in executive sessions at every Board meeting. In addition, the independent Directors meet at least once a year in an executive session of only independent Directors. Mr. Del Giudice is currently the Lead Independent Director. Mr. Del Giudice is not standing for re-election at the Meeting. Upon the election of Directors at the Meeting and the qualification of his successor, Mr. Del Giudice will cease to serve as a Director and as the Lead Independent Director. After Mr. Del Giudice ceases to serve, a new Lead Independent Director will be appointed by the independent Directors. The Lead Independent Director, among other things, (a) acts as a liaison between the independent Directors and the Company’s management, (b) presides at the executive sessions of non-management and independent Directors, and has the authority to call additional executive sessions as appropriate, (c) chairs Board meetings in the Chairman’s absence, (d) coordinates with the Chairman on agendas and schedules for Board meetings, and information sent to the Board, reviewing and approving these as appropriate, and (e) is available for consultation and communication with major stockholders as appropriate.

Risk Oversight

The Board’s primary function is one of oversight. In connection with its oversight function, the Board oversees the Company’s policies and procedures for managing risk. The Board administers its risk oversight function primarily through its Committees. Board Committees have assumed oversight of various risks that have been identified through the Company’s enterprise risk assessment. The Audit Committee reviews the Company’s risk assessment and risk management policies and the Audit Committee reports to the Board on the Company’s enterprise risk assessment.

Communications Between Stockholders and the Board

Stockholders and other interested persons seeking to communicate with the Board should submit any communications in writing to the Company’s Corporate Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Company’s Corporate Secretary will forward such communication to the full Board or to any individual Director or Directors (including the non-management Directors as a group) to whom the communication is directed.

Attendance at Annual Meetings

All Board members are expected to attend in person the Company’s annual meetings of stockholders and be available to address questions or concerns raised by stockholders. All Directors attended the 2009 annual meeting of stockholders.

Executive Officers

The Company’s executive officers, as well as additional information with respect to such persons, are set forth in the table below:

Name	Age	Position
Leonard Riggio	69	Founder and Chairman of the Board
Stephen Riggio	55	Vice Chairman
William J. Lynch, Jr.	40	Chief Executive Officer
Mitchell S. Klipper	52	Chief Executive Officer – Barnes & Noble Retail Group
Joseph J. Lombardi	48	Chief Financial Officer
Mary Ellen Keating	53	Senior Vice President of Corporate Communications and Public Affairs
Mark Bottini	50	Vice President and Director of Stores
Jaime Carey	50	Vice President and Chief Merchandising Officer
David S. Deason	51	Vice President of Barnes & Noble Development
Christopher Grady-Troia	58	Vice President and Chief Information Officer
Allen W. Lindstrom	43	Vice President, Corporate Controller
Michelle Smith	57	Vice President of Human Resources

Information with respect to executive officers of the Company who also are Directors is set forth in “Information Concerning the Directors and the Board’s Nominees” above.

William J. Lynch, Jr. has been the Chief Executive Officer of the Company since March 2010. He joined the Company as President of Barnes & Noble.com in February 2009. Previously, he held the title of Executive Vice President of Marketing and General Manager of HSN.com from January 2007 to January 2009. From November 2004 to June 2008, he was Chief Executive Officer and Co-Founder of Gifts.com, a wholly owned subsidiary of IAC. Prior to that, Mr. Lynch was Vice President and General Manager, e-commerce, for Palm Inc.

Mitchell S. Klipper has been the Chief Executive Officer of the Company’s retail group, which encompasses the Barnes & Noble retail business and the B&N College business, since March 2010. He was previously the Chief Operating Officer of the Company since February 2002. Prior to that, he was the President of Barnes & Noble Development, the group responsible for selecting, designing and constructing new store locations, and an Executive Vice President of the Company from December 1995 to February 2002.

Joseph J. Lombardi has been Chief Financial Officer of the Company since May 2003. Previously, he was Vice President and Controller from May 2002 to May 2003. Prior to joining the Company, Mr. Lombardi served as Chief Financial Officer at The Museum Company, Inc. from August 1999 to May 2002. From August 1995 through July 1999, he was the Vice President and Controller of Toys ‘R’ Us, Inc. Prior to that, he was a Partner at Ernst & Young LLP. Mr. Lombardi is a Certified Public Accountant.

Mary Ellen Keating joined the Company as Senior Vice President, Corporate Communications and Public Affairs in January 1998. Prior to that, she was an executive with Hill & Knowlton, Inc., a worldwide public relations firm, from 1991 to 1998, where she served as Executive Vice President and General Manager of Hill & Knowlton’s flagship New York office.

Mark Bottini has been the Vice President and Director of Stores of the Company since October 2003. Prior to that, he was a Regional Director of the Company in New York from December 2000 to October 2003. Mr. Bottini served as a Regional Director of the Company in Chicago from April 1999 to December 2000 and a District Manager of the Company in New York from September 1995 to April 1999. Mr. Bottini began his career with the Company as a District Manager for B. Dalton Booksellers from October 1991 to September 1995.

Jaime Carey has been Chief Merchandising Officer of the Company since May 2008. Mr. Carey was Vice President of Newsstand from January 2005 through April 2008. Prior to that, he was Director of Newsstand from September 2003 to January 2005. Prior to joining the Company, Mr. Carey served as Vice President of Client Services for Curtis Circulation Company.

David S. Deason joined the Company in February 1990 as a Director of Real Estate and became Vice President of Barnes & Noble Development in February 1997.

Christopher Grady-Troia has been the Chief Information Officer of the Company since October 2004. Prior to that, he was Vice President of Information Technology from May 2002 to October 2004. Mr. Grady-Troia began his career with the Company as a Systems Manager in 1993. Prior to that, he was Assistant Director of Information Technology at Ann Taylor Stores Corporation and a Director of Application Development at Lord & Taylor.

Allen W. Lindstrom has been Vice President, Corporate Controller of the Company since November 2007. Prior to joining the Company, Mr. Lindstrom was Chief Financial Officer at Liberty Travel, Inc. from April 2002 to November 2007. From April 2000 to April 2002, he was Financial Controller of The Museum Company, Inc. Prior to that, he held various positions at Toys ‘R’ Us, Inc. from February 1993 to April 2000. Mr. Lindstrom is a Certified Public Accountant.

Michelle Smith became Vice President of Human Resources of the Company in November 1996. Ms. Smith joined the Company in September 1993 as Director of Human Resources. Ms. Smith is a member of the Society for Human Resource Management and serves on the National Retail Federation’s Committee on Employment Law.

The Company’s officers are elected annually by the Board and hold office at the discretion of the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of Common Stock, as of August 16, 2010, by each person known by the Company to own beneficially more than five percent of the Company’s outstanding Common Stock, by each Director, by each Director nominee, by each executive officer named in the Summary Compensation Table and by all Directors and executive officers of the Company as a group. Except as otherwise noted, to the Company’s knowledge, each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him, her or it. Unless otherwise indicated, the address of each person listed is c/o Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011.

Name of Beneficial Owner	Shares Beneficially Owned (1)	Percent of Class (1)

Leonard Riggio (2)	17,900,132	29.9%
Ronald W. Burkle, Yucaipa American Management, LLC and related parties (3)	11,291,213	18.8%
Aletheia Research & Management, Inc. (4)	9,373,192	15.6%
Stephen Riggio (5)	1,520,642	2.5%
Mitchell S. Klipper (6)	1,636,689	2.7%
William J. Lynch, Jr. (7)	590,799	1.0%
Joseph J. Lombardi (8)	258,333	*
Margaret T. Monaco (9)	93,848	*
William Dillard, II (10)	89,635	*
Irene R. Miller (11)	52,011	*
Michael J. Del Giudice (12)	46,974	*
Mary Ellen Keating (13)	42,702	*
Patricia L. Higgins (14)	32,553	*
Lawrence S. Zilavy (15)	33,286	*
George Campbell Jr. (16)	8,115	*
David G. Golden	0	0.0%
David A. Wilson	0	0.0%
All Directors and executive officers as a group (19 persons) (17)	22,674,920	36.1%

* Less than 1%.

(1)	Shares of Common Stock that an individual or group has a right to acquire within 60 days after August 16, 2010 pursuant to the exercise of options, warrants or other rights are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for computing the percentage ownership of any other person or group shown in the table. As of August 16, 2010, there were 59,949,211 shares of Common Stock issued and outstanding (including shares of unvested restricted stock and shares held in the Company’s 401(k) Plan).

(2)	Includes (a) 4,800,876 shares owned by LRBKS Holdings, Inc. (a Delaware corporation beneficially owned by Mr. Riggio and his wife), (b) 966,500 shares owned by The Riggio Foundation, a charitable trust established by Mr. Riggio, with himself and his wife as trustees, (c) 7,038 shares of restricted stock and (d) 712,473 shares held in a rabbi trust established by the Company for the benefit of Mr. Riggio pursuant to a deferred compensation arrangement. Under this deferred compensation arrangement, Mr. Riggio is entitled to 712,473 shares of Common Stock within 30 days following the earliest of: (a) his death; (b) a sale of all or substantially all of the assets of the Company; or (c) a sale of a “controlling interest” in the Company (defined as 40% or more of the Company’s outstanding Common Stock). Mr. Riggio disclaims voting control of all shares held in this trust arrangement. Some of the shares of Common Stock owned by Mr. Riggio are, and other shares in the future may be, pledged as collateral for loans, including loans which were used to purchase Common Stock. In connection with a motion made by Yucaipa in the Delaware Court of Chancery relating to the exercise of certain stock options subsequent to the Court’s August 12, 2010 judgment, Mr. Riggio has advised the Board that, in an effort to avoid further litigation and the time and cost that would result therefrom, he will not vote 990,740 shares of Common Stock beneficially owned by him at the Meeting or any adjournment or postponement thereof.

(3)	This information is based upon a Schedule 13D (and associated amendments) filed with the SEC by Mr. Ronald W. Burkle, Yucaipa American Management, LLC, Yucaipa American Funds, LLC, Yucaipa American Alliance Fund II, LLC, Yucaipa American Alliance Fund II, L.P. and Yucaipa American Alliance (Parallel) Fund II, L.P. As stated in such Schedule 13D, Mr. Burkle may be deemed to share beneficial ownership of the shares listed in the above table and to share the indirect power to vote and direct the disposition of such shares. The address of such persons is listed as 9130 W. Sunset Boulevard, Los Angeles, California 90069.

(4)	This information is based upon a Schedule 13D (and associated amendments) filed with the SEC by Aletheia Research & Management, Inc. Based upon such Schedule 13D, Common Stock listed as owned by Aletheia Research & Management, Inc. is held in managed accounts over which Aletheia has discretionary authority and through partnerships with respect to which Aletheia serves as general partner. Aletheia is a registered investment advisor. Mr. Roger B. Peikin is listed as Executive Vice President of Aletheia on its Schedule 13D. This Common Stock is directly or indirectly owned by Aletheia, which has the sole power to vote and dispose or to direct the disposition of that Common Stock. The address listed for Aletheia is 100 Wilshire Boulevard, Suite 1960, Santa Monica, California 90401.

(5)	Of these shares, 1,415,343 are issuable upon the exercise of options and 18,108 are shares of restricted stock.

(6)	Of these shares, 876,814 are issuable upon the exercise of options and 584,776 are shares of restricted stock.

(7)	Of these shares, 575,000 are shares of restricted stock.

(8)	Of these shares, 2,070 are issuable upon the exercise of options and 196,436 are shares of restricted stock.

(9)	Of these shares, 76,612 are issuable upon the exercise of options and 7,110 are shares of restricted stock.

(10)	Of these shares, 76,612 are issuable upon the exercise of options and 7,110 are shares of restricted stock.

(11)	Of these shares, 38,306 are issuable upon the exercise of options and 7,110 are shares of restricted stock.

(12)	Of these shares, 34,536 are issuable upon the exercise of options and 7,110 are shares of restricted stock.

(13)	Of these shares, 30,680 are issuable upon the exercise of options and 5,970 are shares of restricted stock.

(14)	Of these shares, 20,000 are issuable upon the exercise of options and 7,110 are shares of restricted stock.

(15)	Of these shares, 20,000 are issuable upon the exercise of options and 7,110 are shares of restricted stock.

(16)	Of these shares, 3,989 are shares of restricted stock.

(17)	Of these shares, 2,797,691 are issuable upon the exercise of options and 1,561,002 are shares of restricted stock.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis summarizes the material elements of the Company’s compensation programs for its named executive officers, including the Company’s compensation philosophy and objectives. For Fiscal 2010, the Company’s named executive officers were William J. Lynch, who served as President of Barnes & Noble.com until March 17, 2010, and as Chief Executive Officer of the Company thereafter; Stephen Riggio, who served as Chief Executive Officer until March 17, 2010, and remained with the Company as Vice Chairman of the Board thereafter; Joseph J. Lombardi, Chief Financial Officer; Mitchell S. Klipper, who served as Chief Operating Officer until March 17, 2010, and as Chief Executive Officer – Barnes & Noble Retail Group thereafter; Mary Ellen Keating, Senior Vice President of Corporate Communications and Public Affairs; and Leonard Riggio, Chairman of the Board and Founder.

The Company and the Compensation Committee of the Board (the “Committee”) endeavor to set compensation and performance targets by the end of the first quarter of each fiscal year. Consistent with this practice, the Company established its executive compensation program for the fiscal year that would have ended January 30, 2010, absent the Company’s change in fiscal year that took effect in September 2009. Because the Company’s change in fiscal year occurred after the Committee had already set compensation targets (i.e., after the end of the first quarter of its fiscal year), the Committee decided to continue its year-long executive compensation program for the 12-month period ending January 30, 2010. No additional performance-based bonuses or awards were earned by the named executive officers for the three-month period between January 31, 2010 and the end of Fiscal 2010.

The following Compensation Discussion and Analysis should be read in conjunction with the report of the Committee, which immediately follows below.

Overview of the Compensation Program

The Committee has responsibility for establishing, implementing and overseeing the Company’s compensation program for the named executive officers. The Committee reviews and approves the Company’s compensation principles and the compensation of the named executive officers.

Compensation Principles

The Company’s compensation program for the named executive officers is based upon the following guiding principles:

Pay for performance — The compensation program is designed to reward the named executive officers for attaining established goals that require the dedication of their time, effort, skills and business experience to the success of the Company and the maximization of stockholder value. A significant portion of the named executive officers’ compensation is tied to the performance of the Company, and the compensation program is designed to reward both annual and long-term performance. Annual performance is rewarded through salary and annual bonuses and is measured principally by the Company’s consolidated EBITDA (earnings before interest, taxes, depreciation and amortization). Long-term performance is rewarded through equity-based awards (primarily in the form of restricted stock), the value of which is based upon the performance of the Company’s stock price.

Pay competitively — The compensation program is designed to be competitive relative to the compensation provided by peer group companies and to allow the Company to attract and retain individuals whose skills are critical to the current and long-term success of the Company.

Align pay to business objectives and long-term strategy — The compensation program is designed to reward and motivate the named executive officers’ individual and team performance in attaining business objectives and maximizing stockholder value. Compensation decisions are based on the principle that the long-term interests of the named executive officers should be aligned with those of the Company’s stockholders.

Role of the Compensation Committee and Executive Officers in Compensation Decisions for the Named Executive Officers

The performance of each of the Chairman and the Chief Executive Officer is reviewed annually by the Committee. The Chairman and the Chief Executive Officer annually review the performance of each of the other named executive officers. Their compensation recommendations following these reviews are presented to the Committee, together with the Chairman’s compensation recommendations with respect to the Chief Executive Officer. The Chairman’s compensation is determined exclusively by the Committee. The Committee considers all key elements of compensation separately and also reviews the full compensation package afforded by the Company to the named executive officers, including insurance and other benefits. In accordance with the Company’s compensation principles, the Committee considers the full compensation package provided to each of the named executive officers in light of: (a) the Company’s business performance; (b) each named executive officer’s experience, prior performance and anticipated future performance; (c) relative compensation among the named executive officers; (d) industry-wide business conditions; and (e) compensation provided by the Company’s peers. Based on its judgment and expertise, the Committee may exercise its discretion to modify any or all recommended elements of compensation or awards to the named executive officers. The Committee also reviews recommendations regarding equity-based awards to all executive officers of the Company.

Retention of Consultants

The Committee has retained a compensation consultant. In order to ensure that the consultant’s advice to the Committee remains objective and is not influenced by the Company’s management, the consultant reports to and takes direction from the Committee itself and not from the Company’s management. With the consent of the Committee, the consultant may contact the Company’s management for information necessary to fulfill its assignments, such as information regarding personnel responsibilities and salaries. The consultant may also provide reports and presentations to and on behalf of the Committee that management also receives. Management’s contact with the compensation consultant in this regard is at the Committee’s direction. All decisions with respect to the amount and form of Director and executive compensation are made by the Committee alone and may reflect factors and considerations other than the information and advice provided by the compensation consultant.

In the third quarter of Fiscal 2010, the Committee retained its consultant, Mercer (US) Inc. (“Mercer”), to provide information, analyses and advice regarding executive compensation and other matters. Upon the suggestion of members of the Committee, Mercer was first retained in the fiscal year ended February 2, 2008 (“Fiscal 2007”), and since Fiscal 2007, when retained, a representative of Mercer has attended meetings of the Committee, upon request. The Mercer consultant who performs these services reports directly to the Committee Chair. In Fiscal 2007, Mercer conducted an in-depth review of competitive market compensation practices for executives who hold positions comparable to the Company’s senior executives and constructed a group of peer group companies, which was adjusted to reflect its current form in the fiscal year ending January 31, 2009 (“Fiscal 2008”). Prior to executing new employment agreements with Messrs. Lynch, Lombardi and Klipper in Fiscal 2010, the Committee retained Mercer to provide competitive market data from the peer group for those positions. In the course of advising the Committee during the 2009 Transition Period and Fiscal 2010, Mercer participated in five meetings of the Committee at which it presented its findings and recommendations for discussion.

In addition to providing compensation consulting services to the Committee, Mercer and a firm under common ownership with Mercer, Marsh, Inc. (“Marsh”), provide other services to the Company. The Company has retained Mercer to provide actuarial and other administrative services with respect to the Company’s defined benefit and defined contribution plans, including with respect to the consolidation of B&N College’s defined contribution plan with the Company’s defined contribution plan. The Company also retained Mercer upon the suggestion of the Audit Committee that a consultant be retained to provide general advisory services with respect to the Company’s pension program and defined contribution plan. Mercer is also involved in the administration of the Company’s health and welfare plans and has been retained to provide advisory services relating thereto. Marsh provides certain of the Company’s liability insurance policies. Mercer earned fees during the 2009 Transition Period and Fiscal 2010 in the aggregate amount of $65,000 for compensation consulting services performed for the Committee. Mercer and its related entities earned fees and premiums in the aggregate amount of $526,000 for non-compensation consulting services during those periods, $447,000 of which consisted of insurance premiums.

Establishment of Competitiveness

Compensation Peer Group

The Company has used a 12-company peer group of retail companies since Fiscal 2007 to assess competitive pay and practices for the named executive officers. The peer group companies have characteristics and business models that are similar to those of the Company (i.e., multi-outlet retail organizations selling moderately priced merchandise) and annual revenue that ranges from approximately one-quarter to 1.5 times the annual revenue of the Company. Set forth below is the Company’s identified peer group.

Compensation Peer Group

Company Name	Revenue(1) ($MM)
AutoZone, Inc.	$6,817
Bed Bath & Beyond Inc.	$7,829
Blockbuster, Inc.	$4,062
Borders Group, Inc.	$2,824
Dick’s Sporting Goods, Inc.	$4,413
Limited Brands, Inc.	$8,632
OfficeMax, Inc.	$7,212
PetSmart, Inc.	$5,336
RadioShack Corp.	$4,276
Retail Ventures, Inc.	$1,603
Williams-Sonoma, Inc.	$3,103
Zale Corp.	$1,780

Peer Group Median	$4,344
Barnes & Noble, Inc.	$5,811

(1) The values in this column represent each peer group company’s revenue for its most recently reported fiscal year.

Competitiveness

The Committee does not set percentile goals for its executive compensation relative to the peer group. To ensure that the compensation program is competitive and promotes retention, the Committee considers the median target total direct compensation (base salary, performance-based annual bonus at target and long-term equity) of the peer group and the ranges of such compensation within the peer group; however, as explained below, relative pay is an imperfect metric for the Company’s compensation programs and, therefore, just one factor that the Committee considers in determining compensation levels. In addition, the Committee considers: (a) the Company’s business performance; (b) each named executive officer’s experience, prior performance and anticipated future performance; (c) relative compensation among the named executive officers; (d) industry-wide business conditions; and (e) the recommendations of the Chairman and the Chief Executive Officer.

Set forth below is a chart showing the compensation by element and total target compensation for the named executive officers relative to the peer group during Fiscal 2010.

Pay Percentile Relative to Peer Group During Fiscal 2010
Executive Name	Base Salary	Target Bonus	Target Total Cash	Equity Compensation	Target Total Compensation
William Lynch (1)	Approximates 25th	75th	25th-50th	Above 75th	Above 75th
Stephen Riggio (1)	Approximates 25th	Above 75th	50th	Significantly below 25th	Significantly below 25th
Joseph J. Lombardi	Above 75th	Above 75th	Above 75th	Above 75th	Above 75th
Mitchell S. Klipper	Above 75th	Above 75th	Above 75th	Above 75th	Above 75th
Mary Ellen Keating	Above 75th	Above 75th	Above 75th	50th	Above 75th
Leonard Riggio	Below 25th	25th-50th	Below 25th	Significantly below 25th	Significantly below 25th

(1) The compensation of both Messrs. Lynch and Stephen Riggio were benchmarked against the compensation of chief executive officers at peer group companies because they both served as chief executive officer during portions of Fiscal 2010 and received a substantial portion of their respective compensation for their services in such position.

During Fiscal 2010, nearly every component of compensation for Messrs. Lynch, Lombardi and Klipper and Ms. Keating was paid at or above the median of the peer group. Consistent with historical practice, annual performance-based bonus compensation was targeted above the median of the peer group as part of the Committee’s strategy of emphasizing performance-based compensation. In addition, the total direct compensation of Messrs. Lynch, Lombardi and Klipper was paid above the 75th percentile of the peer group, in part, as a result of their critical importance to the Company relative to their peers. During the 2009 Transition Period and Fiscal 2010, before being promoted to Chief Executive Officer, Mr. Lynch oversaw the Company’s Barnes & Noble.com website, a critical component of the Company’s new digital strategy. Mr. Lombardi has been with the Company for many years and, in that time, has become critical to the daily operations of the Company in addition to his financial responsibilities. Similarly, Mr. Klipper has been with the Company for many years and, as Chief Operating Officer (and, since March 2010, Chief Executive Officer – Barnes & Noble Retail Group), has assumed responsibilities beyond those of a traditional chief operating officer, including successfully managing retail, one of the Company’s most critical operations, and implementing the Company’s new digital strategy in its retail stores. Ms. Keating has a broad set of responsibilities and is integral to the Company’s communications strategy for new products.

In addition, total equity compensation and, therefore, total direct compensation, for Fiscal 2010 was affected by the Company’s decision to promote Mr. Lynch to Chief Executive Officer and Mr. Klipper to Chief Executive Officer – Barnes & Noble Retail Group and to enter into new employment agreements with those executives and Mr. Lombardi (see “Current Employment Agreements”). Messrs. Lynch, Lombardi and Klipper were granted shares of restricted stock as an incentive to enter into their new employment agreements and to further align the interests of the Company’s senior leadership with the interests of the Company’s stockholders. Mr. Lynch was also granted options on the Company’s stock.

Key Elements of Compensation

Consistent with the Committee’s compensation principles, the following elements make up the compensation of the named executive officers:

•	Base Salary

•	Performance-Based Annual Bonus

•	Long-Term Equity: Restricted Stock and Options

•	Retirement, Other Benefits and Limited Perquisites

Set forth below is a chart showing the percentage of each named executive officer’s total compensation that each element of compensation comprised in Fiscal 2010.

Executive Name	Base Salary	Target Performance Bonus	Equity Incentive Compensation	All Other Compensation
William Lynch	5%	6%	88%	1%
Stephen Riggio	27%	66%	5%	2%
Joseph J. Lombardi	14%	16%	69%	1%
Mitchell S. Klipper	6%	11%	83%	1%
Mary Ellen Keating	65%	21%	12%	2%
Leonard Riggio	42%	47%	8%	2%

The relative mix of compensation among these elements is designed to strike a balance between rewarding annual performance in a competitive marketplace and aligning the long-term interests of the Company’s named executive officers with those of the Company’s stockholders. For Fiscal 2010, however, the relative mix of compensation for Messrs. Lynch, Lombardi and Klipper was significantly skewed toward long-term equity-based awards as a result of the Committee’s decision to make one-time, equity-based grants in connection with the promotion of Messrs. Lynch and Klipper and the execution of Mr. Lombardi’s new employment agreement. The Company made these equity-based grants in order to further align the interests of the Company’s senior leadership with the interests of the Company’s stockholders.

In addition, in March 2010 the Company entered into employment agreements with Messrs. Lynch, Lombardi and Klipper, and in May 2010, after the close of Fiscal 2010, the Company entered into employment agreements with Messrs. Stephen Riggio and Leonard Riggio. These employment agreements, which establish minimum levels of compensation for certain key elements of the Company’s executive compensation package and severance and termination benefits, are discussed below (see “Current Employment Agreements”).

Base Salaries

The Company pays its named executive officers a base salary to provide them with a guaranteed minimum compensation level for their annual services. A named executive officer’s base salary is determined by evaluating the responsibilities of the position held, the individual’s experience and the competitive marketplace for executive talent. The base salary is a component of total direct compensation, which is intended to be competitive with the total direct compensation paid to executive officers at peer group companies with comparable qualifications, experience and responsibilities (see “Establishment of Competitiveness”).

The Committee establishes the base salaries of the named executive officers by the end of the first quarter of each fiscal year. For the 2009 Transition Period and Fiscal 2010, the Committee met on March 17, 2009 to establish base salaries for the named executive officers other than Mr. Lynch, whose base salary was provided for in his prior employment agreement with the Company. Subsequently, as set forth in their respective employment agreements, Messrs. Lynch, Stephen Riggio, Lombardi, Klipper and Leonard Riggio became entitled to minimum base salaries following the effective dates of their employment agreements (see “Current Employment Agreements”). In setting base salaries for the 2009 Transition Period and Fiscal 2010 and for the employment agreements with certain of the named executive officers, the Committee considered the following:

•	The responsibilities of the named executive officer and how successful he or she was in carrying out those responsibilities;

•	Industry-wide business conditions within which those responsibilities were being carried out;

•	Whether the named executive officer had received salary increases within the past few years and the amount of any such increases;

•	The salaries of executive officers with comparable responsibilities at peer group companies;

•	The salary increases to be given to other named executive officers; and

•	The recommendations of the Chairman and the Chief Executive Officer.

In light of weak economic conditions, in connection with its annual review of compensation for management employees in April 2009, the Committee resolved not to increase the base salaries of the named executive officers for the 12-month period ending January 30, 2010, which period covered the 2009 Transition Period and the first three fiscal quarters of Fiscal 2010. In October 2009, after the closing of the Company’s acquisition of B&N College, Ms. Keating received an increase in salary from $450,000 to $550,000 in recognition of her assumption of additional responsibilities for public affairs and communications for B&N College.

During the final fiscal quarter of Fiscal 2010, the Committee resolved to increase the base salaries of certain named executive officers in recognition of their new roles and increased responsibility for the Company’s future success, and to provide incentives for those officers to enter into new employment agreements with the Company. Mr. Lynch’s base salary was increased from $800,000 to $900,000 when he became the Company’s Chief Executive Officer, and Mr. Klipper’s base salary was increased from $800,000 to $900,000 when he became Chief Executive Officer – Barnes & Noble Retail Group and in recognition of his new responsibilities for managing B&N College. In recognition of his substantial responsibilities for supporting the new Chief Executive Officer and the Company’s transition and implementation of its digital strategy, Mr. Lombardi’s base salary was increased from $700,000 to $750,000 upon the effective date of his new employment agreement with the Company. As a cost control measure, Mr. Leonard Riggio’s base salary was reduced from $300,000 to $100,000 upon the effective date of his new employment agreement with the Company. Mr. Stephen Riggio’s base salary was reduced from $800,000 to $400,000 upon his transition out of the role of Chief Executive Officer to Vice Chairman of the Board. In April 2010, Ms. Keating received a modest increase in base salary to $575,000 in connection with the Company’s annual review of compensation.

Performance-Based Annual Bonuses

In addition to a base salary, each named executive officer is eligible for a performance-based annual bonus, payable in accordance with the Company’s stockholder-approved 2009 Executive Performance Plan (the “Bonus Plan”). The annual bonus is designed to motivate individual and team performance in attaining the current year’s performance goals and business objectives.

Annual bonus payouts for the named executive officers are based on the achievement of performance targets established by the Committee in consultation with the Chairman and the Chief Executive Officer, by the end of the Company’s first fiscal quarter. The targets are set in accordance with and based on the Company’s annual budget and financial goals. The Committee considers consolidated EBITDA (as adjusted for certain strategic and competitive business initiatives) an appropriate performance metric because it reflects sustained earnings and aligns performance-based annual bonuses with the interests of stockholders. Generally, the Committee sets performance targets such that the relative difficulty of achieving the targets is consistent from year to year. In the last five years preceding the 2009 Transition Period, the Company has missed its consolidated EBITDA target once, achieved its consolidated EBITDA target twice, and exceeded its consolidated EBITDA target twice. For the 12-month period ending January 30, 2010, the Company achieved its consolidated EBITDA target of $303.8 million.

During the first fiscal quarter of the 12-month period ending January 30, 2010, for all the named executive officers, the Committee established a performance target based on the EBITDA of the Company (as adjusted for certain expenses incurred in connection with the implementation of the Company’s digital and e-commerce strategy) on a consolidated basis for the 12-month period ending January 30, 2010. Bonuses were earned based upon the consolidated EBITDA target during the 2009 Transition Period and the first three quarters of Fiscal 2010. As noted above, no additional bonuses were earned by the named executive officers for performance during the final fiscal quarter of Fiscal 2010. The consolidated EBITDA target, a Company-wide performance metric, was chosen to incentivize the named executive officers to work together to advance the Company’s continuing efforts to integrate its operations as a multi-channel retailer in order to realize operational efficiencies and to provide a superior and seamless experience for customers.

For the 12-month period ending January 30, 2010, the Committee set the amount payable upon the achievement of performance targets according to a sliding scale based on a designated percentage of base salary. The sliding scale provided for no bonus payout if the named executive officer achieved less than 85% of his or her respective target and for a maximum bonus payout, as more fully described below, if the named executive officer achieved 108% or more of his or her respective target.

In establishing the target payouts for the named executive officers for the 12-month period ending January 30, 2010, the Committee conducted a subjective analysis that took into consideration each named executive officer’s prior performance and anticipated future performance and the responsibilities of each named executive officer, both within the Company and as compared to the responsibilities of similarly situated executives in the peer group. The Committee also considered the payout necessary to achieve the level of total cash compensation and total direct compensation that the Committee determined was necessary to retain and incentivize the named executive officers.

Based on the foregoing, the Committee set the target payout percentage for performance-based annual bonuses at 150% of base salary for each of the named executive officers with broad responsibilities for the entirety of the Company’s business. Each of Messrs. Lynch, Stephen Riggio, Lombardi, Klipper and Leonard Riggio has extensive responsibility within the Company and performs duties that significantly affect the Company’s overall performance and value. Accordingly, each of Messrs. Lynch, Stephen Riggio, Lombardi, Klipper and Leonard Riggio was entitled to receive a target bonus of 150% of base salary for achieving between 96% and 104% of the consolidated EBITDA target. They were entitled to receive an additional payment equal to 25% of base salary for achieving 108% or more of the consolidated EBITDA target. Under his prior employment agreement with the Company, Mr. Lynch was entitled to an annual bonus for the 12-month period ending January 30, 2010, for which performance bonuses were earned during the 2009 Transition Period and the first three quarters of Fiscal 2010, based on a designated percentage of base salary of at least 150%. This guaranteed bonus was provided solely for Mr. Lynch’s first year of employment and reflected the Committee’s belief that Mr. Lynch should focus on implementing the Company’s new digital strategy—the success of which would not be measurable in Mr. Lynch’s first year of employment—rather than consolidated EBITDA. Under both his prior employment agreement and his current employment agreement, he is no longer entitled to a guaranteed bonus.

Ms. Keating is responsible for more focused areas of the Company’s business. Based on the scope of her duties and her individual capacity to affect the overall performance of the Company, the Committee set a target payout percentage for Ms. Keating at a level below those of the other named executive officers. She was entitled to receive a bonus of 40% of her base salary for achieving between 96% and 104% of the consolidated EBITDA target and was entitled to receive an additional 6% of her base salary for achieving 108% or more of the consolidated EBITDA target.

Set forth below is a chart showing the sliding scale on which each named executive officer’s bonus payout was based, both in terms of percentage of each executive’s target bonus payout and the payout as a percentage of base salary.

Name	Level of Achievement of Consolidated EBITDA Target	% of Target Bonus Payout	% of Base Salary
William J. Lynch	0% – less than 104%	100%	150%
	104% – less than 108%	110%	165%
	108% +	116.7%	175%
Stephen Riggio Joseph J. Lombardi Mitchell S. Klipper Leonard Riggio	0% – less than 85%	0%	0%
	85% – less than 88%	33%	50%
	88% – less than 92%	50%	75%
	92% – less than 96%	75%	112.5%
	96% – less than 104%	100%	150%
	104% – less than 108%	110%	165%
	108% +	116.7%	175%
Mary Ellen Keating	0% – less than 85%	0%	0%
	85% – less than 88%	25%	10%
	88% – less than 92%	50%	20%
	92% – less than 96%	75%	30%
	96% – less than 104%	100%	40%
	104% – less than 108%	105%	42%
	108% +	115%	46%

Set forth below is a chart showing target and maximum annual performance-based bonus percentages for the named executive officers for the 12-month period ending January 30, 2010.

Name	Target Payout as a % of Salary	Payout Range as a % of Salary	Target Bonus Award	Maximum Award	Actual Award	Actual Award as a % of Salary
William J. Lynch	150%	0-175%	$1,200,000	$1,400,000	$1,200,000	150%
Stephen Riggio	150%	0-175%	$1,200,000	$1,400,000	$1,200,000	150%
Joseph J. Lombardi	150%	0-175%	$1,050,000	$1,225,500	$1,050,000	150%
Mitchell S. Klipper	150%	0-175%	$1,200,000	$1,400,000	$1,200,000	150%
Leonard Riggio	150%	0-175%	$450,000	$525,000	$450,000	150%
Mary Ellen Keating	40%	0-46%	$220,000	$253,000	$220,000	40%

In addition, because the Company achieved its consolidated EBITDA target, upon the recommendation of the Chairman, the Committee granted Messrs. Stephen Riggio and Klipper an additional bonus for the 12-month period ending January 30, 2010 equal to the dividend amount that each executive officer would have received had they held the shares of common stock on which they have options. The Committee awarded this additional dividend-based bonus to incentivize Messrs. Stephen Riggio and Klipper to achieve their performance targets while inducing them to maintain their equity holdings, thereby aligning their interests with those of the Company’s stockholders. To the extent that the named executive officers hold equity in the Company, the Committee encourages them to retain their equity and focus on increasing stockholder value. Messrs. Stephen Riggio and Klipper have significant option holdings relative to the other named executive officers as a result of their long service in senior roles within the Company. In determining that Messrs. Stephen Riggio and Klipper should receive an additional bonus, the Committee also considered their substantial responsibility, in their roles as Chief Executive Officer and Chief Operating Officer, respectively, for the Company’s strong performance during the 12-month period ending January 30, 2010. The Committee also considered that, in the role of Chief

Operating Officer (prior to his transition into the role of Chief Executive Officer – Barnes & Noble Retail Group), Mr. Klipper had more responsibility for the Company’s performance than other chief operating officers in the Company’s identified peer group (see “Establishment of Competitiveness”).

Long-Term Equity: Restricted Stock and Options

The Company chooses to grant long-term awards, primarily in the form of restricted stock, to align the interests of the named executive officers with those of the Company’s stockholders, incentivize superior performance over time and foster retention based both on service-based vesting criteria and on the potential appreciation in the value of the restricted stock grants as a result of each named executive officer’s contributions to the Company. Awards vest in accordance to a service-based vesting schedule (generally in equal installments over three or four years) and are not subject to the achievement of performance targets. In determining the value of long-term equity awards with which to compensate the named executive officers, the Committee considers the amount of equity awards issued to similarly situated executives at companies in the peer group, the availability of equity for employee grants and the appropriate balance between cash and equity-based awards. Grants of long-term awards during the 2009 Transition Period and Fiscal 2010 were made to the named executive officers under the Company’s stockholder-approved 2009 Incentive Plan.

Beginning in the fiscal year ended January 28, 2006 (“Fiscal 2005”), the Committee determined that the Company should grant restricted stock as the annual long-term incentive award as opposed to options, which were the prior preferred awards. The Committee believed that the use of restricted stock, as opposed to options, results in less dilution to stockholders while accomplishing similar objectives—value creation through stock price appreciation and alignment of stockholder and executive officer interests. In addition, the Committee believed that restricted stock was a preferred compensation element given the growth profile of the Company at the time. The Committee meets during the first quarter of each fiscal year to consider and approve the annual grants of restricted stock. Awards are granted to the named executive officers, other executive officers and eligible full-time employees based on a formula keyed to a percentage of salary. The Company’s executive-level employees, including the named executive officers (with the exception of Mr. Lynch for Fiscal 2010), annually receive restricted stock valued at 20% of their base salary on the date of grant. Mr. Lynch did not receive this annual grant of restricted stock for Fiscal 2010 because he was granted 100,000 shares of restricted stock in January 2009 under the terms of his previous employment agreement with the Company.

In addition to the Company’s current long-term incentive award program, during the 2009 Transition Period and Fiscal 2010 the Company administered an incentive program for Mr. Klipper that has now expired. Unlike the Company’s current long-term incentive program, Mr. Klipper’s former incentive program was performance-based and paid in options. Under the terms of his former incentive program, Mr. Klipper would receive 100,000 options, with an exercise price set at the market price of Common Stock on the date of grant, for each fiscal year in which the Company achieved its retail and internet earnings targets, which are the primary areas of Mr. Klipper’s responsibility. In light of the Committee’s decision to grant long-term equity awards in the form of restricted stock instead of options beginning in Fiscal 2005, the Committee began granting Mr. Klipper shares of restricted stock at a conversion ratio of one share of restricted stock for every three options. This rate was based on a valuation performed in Fiscal 2005 with the assistance of an external consultant. In April 2010, because the Company achieved its retail and internet earnings target of $292 – $316 million, Mr. Klipper was granted 33,333 shares of restricted stock, in lieu of 100,000 options. Following this grant, the former incentive program expired.

The Committee also determined to grant restricted stock and option awards to certain named executive officers to further align their interests with those of the Company’s stockholders and to incentivize those officers to assume new positions within the Company and execute new employment agreements. In accordance with the employment agreement currently in effect between Mr. Lynch and the Company, Mr. Lynch was granted 500,000 shares of restricted stock and options to purchase 500,000 shares of Common Stock, with an exercise price set at the market value of Common Stock on the date of grant. In accordance with the employment agreement currently in effect between Mr. Lombardi and the Company, on April 1, 2010, Mr. Lombardi was granted 150,000 shares of restricted stock. In accordance with the employment agreement currently in effect between Mr. Klipper and the Company, on April 1, 2010, Mr. Klipper was granted 500,000 shares of restricted stock.

Other Components of Compensation

Retirement Benefits

Each of the named executive officers is entitled to participate in the Company’s tax-qualified defined contribution 401(k) plan on the same basis as all other eligible employees. The Company matches the contributions of participants, subject to certain criteria. Under the terms of the 401(k) plan, as prescribed by the Code, the contribution of any participating employee is limited to the lesser of 100% of annual salary before taxes or a maximum dollar amount ($16,500 for 2010), subject to a $5,500 increase for participants who are age 50 or older. The amount of the Company’s matching payments for each of the named executive officers is set forth in Note 7 to the Summary Compensation Table.

As of December 31, 1999, substantially all employees of the Company were covered under the Company’s Employees’ Retirement Plan (the “Retirement Plan”). The Retirement Plan is a defined benefit pension plan. As of January 1, 2000, the Retirement Plan was amended so that employees no longer earn benefits for subsequent service. Subsequent service continues to be the basis for vesting of benefits not yet vested at December 31, 1999, and the Retirement Plan will continue to hold assets and pay benefits.

A participant’s annual benefit is the sum of (a) 0.7% of the participant’s average annual pay as determined in accordance with the Retirement Plan up to Social Security-covered compensation, multiplied by the participant’s years of credited service, and (b) 1.3% of the participant’s average annual pay as determined in accordance with the Retirement Plan in excess of Social Security-covered compensation, multiplied by the participant’s years of credited service. A participant’s maximum benefit is limited, pursuant to Section 415 of the Code, to $130,000, indexed annually. For 1999, when the Retirement Plan was frozen as described above, compensation recognized under the Retirement Plan was limited to $160,000.

Credited years of service under the Retirement Plan as of May 1, 2010 for the named executive officers are: Mr. Stephen Riggio — 13 years; Mr. Klipper — 11.25 years; and Ms. Keating — 2 years. Messrs. Lynch, Lombardi and Leonard Riggio are not participants in the Retirement Plan.

The estimated pension benefits accrued by the named executive officers are set forth in the table entitled “Pension Benefits” on page 44 of this Proxy Statement.

Limited Perquisites and Other Compensation

The Company does not have a formal program providing perquisites to its named executive officers. As described below, Messrs. Lynch, Stephen Riggio, Lombardi and Klipper are entitled to the limited perquisites set forth in their employment agreements and, in addition, Mr. Lynch was entitled to certain compensation and benefits in connection with his hiring by the Company (see “Current Employment Agreements” and “Former Employment Agreements”).

The perquisites and other compensation received by the named executive officers are set forth in Note 7 of the Summary Compensation Table.

Current Employment Agreements

General Provisions

During Fiscal 2010, the Company entered into new employment agreements with Messrs. Lynch, Lombardi and Klipper, and shortly after the close of Fiscal 2010, the Company entered into new employment agreements with Messrs. Stephen and Leonard Riggio. For a description of the terms of the named executive officers’ former employment agreements, see “Former Employment Agreements” below.

The terms of the employment agreements with Messrs. Lynch, Lombardi and Klipper commenced on March 17, 2010, will continue for a period of three years thereafter, and renew each year automatically for one year unless either party gives notice of non-renewal at least 90 days prior to automatic renewal. Following expiration of the initial terms of these employment agreements, the Committee will consider their continuing appropriateness on an annual basis. Mr. Lynch’s employment agreement superseded his prior employment agreement with the Company, dated January 6, 2009. Mr. Klipper’s employment agreement superseded his prior employment agreement, dated February 18, 2002, as amended.

The terms of the employment agreements with Messrs. Stephen Riggio and Leonard Riggio commenced on May 12, 2010. Mr. Stephen Riggio’s employment agreement will continue for a period of two years after its May 12, 2010 effective date, and will renew each year automatically for one year unless either party gives notice of non-renewal at least 90 days prior to automatic renewal. The employment agreement of Mr. Stephen Riggio superseded his prior employment agreement with the Company, dated February 18, 2002, as amended. Mr. Leonard Riggio’s employment agreement will continue for a period of one year after its May 12, 2010 effective date, and will renew each year automatically for one year unless either party gives notice of non-renewal at least 90 days prior to automatic renewal. Mr. Leonard Riggio was not previously a party to an employment agreement.

The annual base salaries of Messrs. Lynch, Stephen Riggio, Lombardi, Klipper and Leonard Riggio can be no less than $900,000, $400,000, $750,000, $900,000 and $100,000, respectively, during the terms of their employment under their current employment agreements. Messrs. Lynch, Stephen Riggio, Lombardi, Klipper and Leonard Riggio are entitled to minimum target bonus amounts of no less than 150% of their annual salaries. Each is also eligible for grants of equity-based awards under the Company’s 2009 Incentive Plan.

Pursuant to their employment agreements, on April 1, 2010, Mr. Lynch was granted 500,000 shares of restricted stock and options on 500,000 shares of Common Stock, Mr. Klipper was granted 500,000 shares of restricted stock, and Mr. Lombardi was granted 150,000 shares of restricted stock.

The employment agreements for Messrs. Lynch, Stephen Riggio, Lombardi and Klipper also provide for certain limited perquisites, including a $1,500 monthly car allowance, $1,000,000 of life insurance, and long-term disability (providing for monthly payments of $12,800) payable during the disability period through the earlier of death or the attainment of age 65. Each of Messrs. Lynch, Stephen Riggio, Lombardi, Klipper and Leonard Riggio is entitled to all other benefits afforded to executive officers and employees of the Company.

Under their respective employment agreements with the Company, Messrs. Lynch, Stephen Riggio, Lombardi, Klipper and Leonard Riggio are subject to certain restrictive covenants regarding competition, solicitation, confidentiality and disparagement. The non-competition and non-solicitation covenants apply during their employment and for the two-year period following the termination of their employment, and the confidentiality and non-disparagement covenants apply during the term of their respective employment agreements and at all times thereafter.

Severance and Change of Control Benefits Under Current Employment Agreements

The current employment agreements of Messrs. Lynch, Stephen Riggio, Lombardi, Klipper and Leonard Riggio provide that each named executive officer’s employment may be terminated by the Company upon death or disability or for “cause”, and (except in the case of Leonard Riggio’s employment agreement) by the named executive officer for “good reason”. If a named executive officer’s employment is terminated due to death or disability, by the Company for “cause” or by the named executive officer without “good reason”, the named executive officer is entitled to payment of base salary through the date of death, disability or termination of employment.

If the employment of Messrs. Lynch, Stephen Riggio, Lombardi or Klipper is terminated by the Company without “cause” or by such named executive officer for “good reason”, such named executive officer is entitled, provided he signs a release of claims against the Company, to lump sum severance equal to two times the sum of (a) annual base salary, (b) the average annual bonus paid to the named executive officer with respect to the preceding three completed years (or, in the case of Mr. Lynch, such lesser number of completed years beginning in February 2009 and ending on the date of termination) and (c) the cost of benefits. In addition, the equity-based awards granted to Messrs. Lynch, Lombardi and Klipper pursuant to their current employment agreements would vest immediately upon a termination of employment by the Company without “cause” or by the named executive officer for “good reason”.

Further, if the employment of Messrs. Lynch, Stephen Riggio, Lombardi or Klipper is terminated by the Company without “cause” or by such named executive officer with “good reason” within two years (or, if applicable, the remainder of the named executive officer’s term of employment under his employment agreement, whichever is longer) following a “change of control” of the Company, such named executive officer is entitled, regardless of whether he signs a release of claims against the Company, to lump sum severance equal to three times the sum of (a) annual base salary, (b) the average annual bonus paid to the executive officer with respect to the preceding three completed years (or, in the case of Mr. Lynch, such lesser number of completed years beginning in February 2009 and ending on the date of termination) and (c) the cost of benefits. However, if such severance payments triggered the “golden parachute” excise tax under Sections 280G and 4999 of the Internal Revenue Code (the “Code”), they would be reduced if such reduction would result in a greater after-tax benefit to the named executive officer.

The triggering events that would result in the change of control severance benefits and the amount of those benefits were selected to provide these named executive officers with a guaranteed level of financial protection upon loss of employment to enable them to focus on the interests of the Company and its stockholders in the event of a potential change of control. They were considered competitive with severance provisions being offered by other companies at the time the agreements were entered into. Following the expiration of the initial term of each employment agreement, the Committee will consider their continuing appropriateness on an annual basis.

For similar reasons, all outstanding options and restricted stock awards held by the Company’s employees, including those held by the named executive officers, would vest immediately in the event of a change of control if they were not assumed or substituted for by the successor company. Further, under the option award agreements, if the holder were terminated within 24 months following a change of control, then the unvested options underlying the award or substitute award would immediately vest. Furthermore, under the restricted stock award agreements, if the holder were terminated other than for “cause” within 24 months following a change of control, then the unvested shares of restricted stock underlying the award would immediately vest. Under the option and restricted stock award agreements executed under the 2004 Incentive Plan, “change of control” generally means any of the following: (a) a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended; (b) a merger or consolidation of the Company with another company; or (c) a sale of substantially all of the assets of the Company to another company. Under the option and restricted stock award agreements executed under the 2009 Incentive Plan, “change of control” generally means any of the following: (a) a change in the ownership of the Company; (b) a change in the effective control of the Company; or (c) a change in the ownership of a substantial portion of the Company’s assets, in each case, within the meaning of Section 409A of the Code and the regulations promulgated thereunder. Under the restricted stock award agreement, “cause” generally means (i) a material failure by the holder to perform his or her duties (other than as a result of incapacity due to physical or mental illness) during his or her employment with the Company after written notice of such breach or failure and the holder failed to cure such breach or failure to the Company’s reasonable satisfaction within five days after receiving such written notice; or (ii) any act of fraud, misappropriation, misuse, embezzlement or any other material act of dishonesty in respect of the Company or its funds, properties, assets or other employees.

In addition, the equity-based awards granted to Messrs. Lynch, Lombardi and Klipper pursuant to their current employment agreements would vest immediately upon a change of control (as defined in their current employment agreements) in any circumstance.

The estimated payments to be made by the Company to the named executive officers in the event of a change of control are set forth in the table entitled “Potential Payments Upon Termination or Change of Control” on page 46 of this Proxy Statement.

Defined Terms

“cause”, for purposes of the current employment agreements, generally means any of the following: (a) the named executive officer’s engaging in intentional misconduct or gross negligence that, in either case, is injurious to the Company; (b) the named executive officer’s indictment, entry of a plea of nolo contendere or conviction by a court of competent jurisdiction with respect to any crime or violation of law involving fraud or dishonesty (with the exception of misconduct based in good faith on the advice of professional consultants, such as attorneys and accountants) or any felony (or equivalent crime in a non-U.S. jurisdiction); (c) any gross negligence, intentional acts or intentional omissions by the named executive officer that constitute fraud, dishonesty, embezzlement or misappropriation in connection with the performance of the named executive officer’s duties and responsibilities; (d) the named executive officer’s engaging in any act of intentional misconduct or moral turpitude reasonably likely to adversely affect the Company or its business; (e) the named executive officer’s abuse of or dependency on alcohol or drugs (illicit or otherwise) that adversely affects the named executive officer’s job performance; (f) the named executive officer’s willful failure or refusal to properly perform the duties, responsibilities or obligations of the named executive officer’s service for reasons other than disability or authorized leave, or to properly perform or follow any lawful direction by the Company; or (g) or the named executive officer’s material breach of the agreement or of any other contractual duty to, written policy of, or written agreement with, the Company.

“change of control”, for purposes of the current employment agreements, generally means any of the following: (a) the acquisition by any person or group (other than the executive officer or his or her affiliates or Leonard Riggio or any of his heirs or affiliates) of 40% or more of the Company’s voting securities; (b) the Company’s Directors immediately prior to a merger, consolidation, liquidation or sale of assets cease within two years thereafter to constitute a majority of the Board; or (c) the Company’s Directors immediately prior to a tender or exchange offer for the Company’s voting securities cease within two years thereafter to constitute a majority of the Board.

“good reason”, for purposes of the current employment agreements (other than Leonard Riggio’s, whose agreement does not have a good reason definition), generally means any of the following: (a) a material diminution of authority, duties or responsibilities; (b) a greater than 10% reduction in base salary; (c) the relocation of the Company’s principal executive offices outside of the New York City metropolitan area; or (d) a failure by the Company to make material payments under the agreement.

Former Employment Agreements

General Provisions

During the 2009 Transition Period and for much of Fiscal 2010, the Company was party to employment agreements with Messrs. Lynch, Stephen Riggio and Klipper that have subsequently been replaced. The Company was not formerly party to employment agreements with Messrs. Lombardi and Leonard Riggio. For a description of the terms of the named executive officers’ current employment agreements, see “Current Employment Agreements” above.

The term of the former employment agreement with Mr. Lynch commenced on January 6, 2009. The terms of the former employment agreements with Messrs. Stephen Riggio and Klipper commenced on February 18, 2002 and were amended in December 2008 to bring them into compliance with Section 409A of the Code and to support continued deductibility under Section 162(m) of the Code.

The annual base salaries of Messrs. Lynch, Stephen Riggio and Klipper could be no less than $800,000, $650,000 and $600,000, respectively, during the terms of their employment under their former employment agreements. Mr. Lynch was entitled to a guaranteed minimum bonus of 150% of his base salary for the 12-month period ending January 30, 2010 and, thereafter, as with Messrs. Stephen Riggio and Klipper, would have been entitled to minimum annual bonus compensation determined in accordance with the formula and targets established under the Bonus Plan. In addition, to induce Mr. Lynch to join the Company, his former employment agreement provided for (a) a $1,000,000 signing bonus, (b) a grant of 100,000 shares of restricted stock, vesting in equal installments on the first four anniversaries of the date of grant and (c) reimbursement of relocation expenses in an amount equal to the difference between the sale price of Mr. Lynch’s house and the appraised value (up to a cap of 30% of the appraised value) and the cost of house title insurance charges (up to a cap of $7,000).

The former employment agreements of Messrs. Lynch, Stephen Riggio and Klipper also provided for the same limited perquisites provided by their current employment agreements.

Under the terms of his former employment agreement, Mr. Lynch was subject to certain restrictive covenants regarding competition, solicitation and confidentiality. The non-competition and non-solicitation covenants applied during the term of Mr. Lynch’s employment and for the one-year period following termination of his employment, and the confidentiality covenant applied during the term of Mr. Lynch’s employment and at all times thereafter. Under the terms of their respective former employment agreements, Messrs. Stephen Riggio and Klipper were also restricted from competing with the Company, directly or indirectly, during the term of their employment and for two years after termination of employment, unless their employment were terminated by the Company (other than for “cause” prior to a “change of control”) or by them for “good cause” within two years following a “change of control” (“cause” and “good cause,” each as defined in the former employment agreements).

Severance and Change of Control Benefits Under Former Employment Agreements

The former employment agreements of Messrs. Lynch, Stephen Riggio and Klipper provided that each named executive officer’s employment could have been terminated by the Company upon death, disability or for “cause”, and by the named executive officer for “good reason”, in the case of Mr. Lynch, and “good cause” in the case of Messrs. Stephen Riggio and Klipper. If a named executive officer’s employment was terminated due to death or disability, by the Company with “cause” or by the named executive officer without “good reason” or “good cause”, the named executive officer would have been entitled to payment of base salary through the date of death, disability or termination of employment.

If the employment of Mr. Lynch were terminated by the Company without “cause” or by him for “good reason” he would be entitled to accelerated vesting of the restricted stock granted pursuant to his employment agreement and, provided he signed a release of claims against the Company, he would have been entitled to severance equal to his annual base salary, payable in 12 equal monthly installments. Further, if the employment of Mr. Lynch were terminated by the Company without “cause” or by him for “good reason” following a “change of control” of the Company, regardless of whether he signed a release of claims against the Company, he would have been entitled to lump sum severance equal to two times his annual base salary, up to the maximum severance permitted to be paid to the executive by the Company without triggering the “golden parachute” excise tax under Sections 280G and 4999 of the Code. Further, subject to the “golden parachute” excise tax cutback, shares of restricted stock granted to Mr. Lynch pursuant to his employment agreement would vest upon a change of control regardless of whether he was terminated.

If the employment of Messrs. Stephen Riggio or Klipper were terminated by the Company without “cause” or by such named executive officer for “good cause”, such named executive officer would have been entitled to lump sum severance equal to the sum of (a) two times annual base salary, (b) $2,000,000 and (c) the cost of annual benefits, unless such event occurred within two years following a “change of control” of the Company, in which case such named executive officer would have been entitled to lump sum severance equal to sum of (a) three times annual base salary, (b) $2,000,000 and (c) the cost of annual benefits, up to the maximum severance permitted to be paid to the executive by the Company without triggering the “golden parachute” excise tax under Sections 280G and 4999 of the Code. Further, options granted to Mr. Klipper pursuant to his employment agreement would vest upon a change of control regardless of whether he was terminated.

In addition, Mr. Lombardi was entitled to severance equal to six months’ salary in the event of the termination of his employment, other than for termination for cause.

The triggering events that would result in the severance benefits and the amount of those benefits were selected to provide these named executive officers with a guaranteed level of financial protection upon loss of employment to enable them to focus on the interests of the Company and its stockholders in the event of a potential change of control. They were considered competitive with severance provisions being offered by other companies at the time the agreements were executed.

The estimated payments to be made by the Company to the named executive officers in the event of a change of control are set forth in the table entitled “Potential Payments Upon Termination or Change of Control” on page 46 of this Proxy Statement.

Defined Terms

“cause”, for purposes of Messrs. Stephen Riggio’s and Klipper’s former employment agreements, generally means any of the following: (a) the named executive officer’s conviction of a felony impacting on the performance of his duties or involving a crime or moral turpitude; (b) the named executive officer’s misappropriation or embezzlement in the performance of his duties as an employee of the Company; or (c) the named executive officer’s willfully engaging in conduct materially injurious to the Company and in violation of his obligations under his employment agreement.

“good cause”, for purposes of Messrs. Stephen Riggio’s and Klipper’s former employment agreements, generally means any of the following within two years of a change of control: (a) a material diminution of duties; a material diminution in the authority, duties or responsibilities of the supervisor to whom the named executive officer reports; (b) a material reduction in the base compensation; or (c) the relocation of the Company’s principal executive offices outside of the New York City metropolitan area.

“cause”, for purposes of Mr. Lynch’s former employment agreement, generally means any of the following: (a) the named executive officer’s engaging in intentional misconduct or gross negligence that, in either case, is injurious to the Company; (b) the named executive officer’s indictment, entry of a plea of nolo contendere or conviction by a court of competent jurisdiction with respect to any crime or violation of law involving fraud or dishonesty (with the exception of misconduct based in good faith on the advice of professional consultants, such as attorneys and accountants) or any felony involving fraud or dishonesty; (c) any gross negligence, intentional acts or intentional omissions by the named executive officer that constitute fraud, dishonesty, embezzlement or misappropriation in connection with the performance of the named executive officer’s duties and responsibilities; (d) the named executive officer’s engaging in any act of intentional misconduct or moral turpitude reasonably likely to adversely affect the Company or its business; (e) the named executive officer’s abuse of or dependency on alcohol or drugs (illicit or otherwise) that adversely affects the named executive officer’s job performance; (f) the named executive officer’s willful failure or refusal to properly perform the duties, responsibilities or obligations of the named executive officer’s service for reasons other than disability or authorized leave, or to properly perform or follow any lawful direction by the Company; or (g) the named executive officer’s material breach of the agreement or of any other contractual duty to, written policy of, or written agreement with, the Company.

“good reason”, for purposes of Mr. Lynch’s former employment agreement generally means any of the following: (a) a material diminution of authority, duties or responsibilities; (b) a material diminution in the authority, duties or responsibilities of the supervisor to whom the named executive officer reports; (c) a greater than 10% reduction in base salary; (d) the relocation of the Company’s principal executive offices outside of the New York City metropolitan area; or (e) a failure by the Company to make material payments under the agreement.

“change of control”, for purposes of all the former employment agreements, generally means any of the following: (a) the acquisition by any person or group (other than the executive officer or his or her affiliates or Leonard Riggio or any of his heirs or affiliates) of 40% or more of the Company’s voting securities; (b) the Company’s Directors immediately prior to a merger, consolidation, liquidation or sale of assets cease within two years thereafter to constitute a majority of the Board; or (c) the Company’s Directors immediately prior to a tender or exchange offer for the Company’s voting securities cease within two years thereafter to constitute a majority of the Board.

Tax Implications

In making its compensation determinations, the Committee considers the potential impact of Section 162(m) of the Code, which disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1,000,000 in any taxable year paid to its chief executive officer or any of its three other highest paid officers (other than the Chief Financial Officer) unless (a) the compensation is payable solely on account of the attainment of performance goals, (b) the performance goals are determined by a committee of two or more outside directors, (c) the material terms under which compensation is to be paid are disclosed to and approved by stockholders and (d) the determining committee certifies that the performance goals were met. Because it is in the best interests of the Company to qualify to the maximum extent possible the compensation of its executives for deductibility under applicable tax laws, the Company obtained stockholder approval in June 2004 for the 2004 Executive Performance Plan and the 2004 Incentive Plan and in June 2009 for the Bonus Plan and the 2009 Incentive Plan, which provide for the payment of compensation in compliance with Section 162(m) of the Code, and the Committee administers those plans in a manner intended to comply with Section 162(m) of the Code. However, it is possible that one or more grants may not qualify as performance-based awards as may be determined by the Internal Revenue Service or that, in limited circumstances, the Company may determine that it is in the best interests of the stockholders to pay awards that do not qualify as performance-based compensation under Section 162(m) of the Code.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Michael J. Del Giudice, Chair

George Campbell Jr.

William Dillard, II

OTHER COMPENSATION RELATED INFORMATION

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has ever been an employee of the Company, and none of them had a relationship requiring disclosure in this Proxy Statement under Items 404 of SEC Regulation S-K. See “Meetings and Committees of the Board—Compensation Committee.” None of the Company’s executive officers serves, or in Fiscal 2010 or the 2009 Transition Period served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Company’s Board of Directors or the Company’s Compensation Committee.

Summary Compensation Table

For purposes of the table below, the 2009 Transition Period is listed as “2009T”.

Name and Principal Position	Fiscal Year	Salary (1)	Bonus (2)	Stock Awards (3)	Options (4)	Non-Equity Incentive Plan Compensation (5)	Changes in Pension Value and Non-qualified Deferred Compensation Earnings (6)	All Other Compensation (7)	Total
William J. Lynch, Jr.	2010	$812,308	$900,000	$11,035,000	$2,860,000	$—	$—	$102,657	$15,709,965
Chief Executive Officer	2009T	$200,000	$300,000	$1,618,000	$—	$—	$—	$195,135	$2,313,135

Stephen Riggio	2010	$800,000	$—	$160,036	$—	$1,961,507	$59,736	$60,612	$3,041,891
Vice Chairman and Chief Executive Officer	2009T	$200,000	$—	$—	$—	$653,836	$—	$22,522	$876,358
	2008	$800,000	$—	$120,120	$—	$1,961,507	$—	$68,628	$2,950,255
	2007	$800,000	$—	$860,155	$—	$1,549,206	$11,715	$50,072	$3,271,148

Joseph J. Lombardi	2010	$706,154	$—	$3,450,531	$—	$787,500	$—	$64,729	$5,008,914
Chief Financial Officer	2009T	$175,000	$—	$—	$—	$262,500	$—	$20,861	$458,361
	2008	$680,769	$—	$1,402,512	$—	$787,500	$—	$39,689	$2,910,470
	2007	$600,000	$—	$120,065	$—	$750,000	$—	$27,488	$1,497,553

Mitchell S. Klipper	2010	$812,308	$—	$11,930,695	$—	$1,557,611	$46,830	$130,484	$14,477,928
Chief Executive Officer Barnes & Noble Retail Group	2009T	$200,000	$—	$723,326	$—	$519,204	$—	$39,962	$1,482,492
	2008	$800,000	$—	$1,160,110	$—	$1,557,611	$—	$130,138	$3,647,859
	2007	$800,000	$—	$2,223,475	$—	$1,226,088	$8,421	$495,421	$4,753,405

Mary Ellen Keating	2010	$508,462	$—	$90,072	$—	$165,000	$7,461	$16,605	$787,600
Senior V.P., Corporate Communications	2009T	$112,500	$—	$—	$—	$55,000	$—	$9,087	$176,587

Leonard Riggio	2010	$300,000	$—	$60,013	$—	$337,500	$—	$17,508	$715,021
Chairman	2009T	$75,000	$—	$—	$—	$112,500	$—	$6,594	$194,094
	2008	$300,000	$—	$45,084	$—	$337,500	$—	$24,357	$706,941
	2007	$338,462	$—	$362,622	$—	$262,500	$—	$17,926	$981,510

(1)	This column represents base salary earned.

(2)	This column represents a $1,200,000 annual bonus ($300,000 of which was earned during the 2009 Transition Period and $900,000 of which was earned during Fiscal 2010), which was paid to Mr. Lynch pursuant to an employment agreement dated January 6, 2009 and effective February 2, 2009, previously filed as an exhibit to the Company’s Form 8-K filed with the SEC on January 8, 2009. In January 2009, prior to the 2009 Transition Period, Mr. Lynch became entitled to a $1,000,000 signing bonus upon entering into such employment agreement with the Company. See “Former Employment Agreements” in the Compensation Discussion and Analysis on page 35 of this Proxy Statement.

(3)

This column represents the aggregate grant date fair value of awards granted in Fiscal 2010, the 2009 Transition Period, Fiscal 2008 and Fiscal 2007, computed in accordance with Financial Accounting Standards

Board (“FASB”) Accounting Standards Codification (“ASC”) 718, Compensation – Stock Compensation (“ASC 718”). Note that the value of the grants to Messrs. Stephen Riggio, Klipper and Leonard Riggio in 2007 includes restricted stock granted as part of annual incentive bonuses with grant date fair values of $700,000, $700,000 and $262,500, respectively. Refer to the “Grants of Plan-Based Awards in Fiscal 2010 and the 2009 Transition Period” table for information on awards made in Fiscal 2010 and the 2009 Transition Period. The assumptions used in calculating these amounts are set forth in Note 7 to the Company’s Financial Statements for the fiscal year ended May 1, 2010 which is located on page F-56 of the Company’s Form 10-K. These amounts reflect an estimate of the grant date fair value and may not be equivalent to the actual value recognized by the named executive officer.

(4)	This column represents the aggregate grant date fair value of options granted in Fiscal 2010, the 2009 Transition Period, Fiscal 2008 and Fiscal 2007, computed in accordance with ASC 718. Refer to the “Grants of Plan-Based Awards in Fiscal 2010 and the 2009 Transition Period” table for information on awards made in Fiscal 2010 and the 2009 Transition Period. The assumptions used in calculating these amounts are set forth in Note 7 to the Company’s Financial Statements for the fiscal year ended May 1, 2010 which is located on page F-56 of the Company’s Form 10-K. These amounts reflect an estimate of the grant date fair value and may not be equivalent to the actual value recognized by the named executive officer.

(5)	This column represents the dollar value of annual incentive bonuses awarded in March 2010, March 2009 and March 2008 for performance in Fiscal 2010, the 2009 Transition Period, Fiscal 2008 and Fiscal 2007, respectively, as described in the table below. For a more complete description of the Company’s annual incentive bonus plan, refer to page 27 of this Proxy Statement.

Name	Fiscal Year	Annual Bonus in Cash	Additional Bonus (a)	Total
Stephen Riggio	2010	$900,000	$1,061,507	$1,961,507
	2009T	$300,000	$353,836	$653,836
	2008	$900,000	$1,061,507	$1,961,507
	2007	$700,000	$849,206	$1,549,206
Mitchell S. Klipper	2010	$900,000	$657,611	$1,557,611
	2009T	$300,000	$219,204	$519,204
	2008	$900,000	$657,611	$1,557,611
	2007	$700,000	$526,088	$1,226,088
Leonard Riggio	2010	$337,500	$—	$337,500
	2009T	$112,500	$—	$112,500
	2008	$337,500	$—	$337,500
	2007	$262,500	$—	$262,500

(a)	As the result of the attainment of pre-established targets, Messrs. Stephen Riggio and Klipper were awarded additional bonuses in amounts equal to the annual dividend they each would have received on the shares of Company Common Stock reserved for issuance upon the exercise of their respective options. This bonus was intended to provide incentives to these executives both to achieve their respective targets in Fiscal 2010, the 2009 Transition Period, Fiscal 2008 and Fiscal 2007 as well as to retain their option holdings in the Company.

(6)	This column represents the actuarial increase in the present value under the Retirement Plan. Due to higher interest rates in the 2009 Transition Period and Fiscal 2008, the present value under the Retirement Plan decreased from year end Fiscal 2008 and Fiscal 2007, to the 2009 Transition Period and year end Fiscal 2008, respectively; therefore, the Company included no change for the 2009 Transition Period and Fiscal 2008.

(7)	This column represents the value of all other compensation.

	All Other Compensation Table
Name	Fiscal Year	Long-Term Disability Insurance	Life and AD&D Insurance	Car Allowance	401(k) Company Match	Dividends on Unvested Restricted Shares	Relocation Costs	Total Other Income
William J. Lynch, Jr.	2010	$—	$376	$1,500	$7,031	$93,750	$—	$102,657
	2009T	$—	$32	$—	$—	$25,000	$170,103	$195,135
Stephen Riggio	2010	$—	$1,502	$18,000	$9,800	$31,310	$—	$60,612
	2009T	$—	$381	$4,500	$6,108	$11,533	$—	$22,522
Joseph J. Lombardi	2010	$—	$376	$1,500	$9,800	$53,053	$—	$64,729
	2009T	$—	$95	$—	$6,569	$14,197	$—	$20,861
Mitchell S. Klipper	2010	$3,204	$1,502	$18,000	$9,800	$97,978	$—	$130,484
	2009T	$801	$381	$4,500	$6,108	$28,172	$—	$39,962
Mary Ellen Keating	2010	$—	$376	$—	$9,800	$6,429	$—	$16,605
	2009T	$—	$95	$—	$7,723	$1,269	$—	$9,087
Leonard Riggio	2010	$3,437	$376	$—	$—	$13,695	$—	$17,508
	2009T	$859	$95	$—	$—	$5,640	$—	$6,594

Grants of Plan-Based Awards in Fiscal 2010 and the 2009 Transition Period

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4) ($)
		Threshold (Minimum) ($)	Target ($)	Maximum (2) ($)
William J. Lynch, Jr.	2/2/2009				100,000			$1,618,000
	4/1/2010				500,000			$11,035,000
	4/1/2010					500,000	$22.07	$2,860,000
	3/26/2010	$0	$1,200,000	$1,400,000
Stephen Riggio	8/24/2009				7,720			$160,036
	3/26/2010	$0	$1,200,000	$1,400,000
Joseph J. Lombardi	8/24/2009				6,755			$140,031
	4/1/2010				150,000			$3,310,500
	3/26/2010	$0	$1,050,000	$1,225,000
Mitchell S. Klipper	4/1/2009				33,333			$723,326
	8/24/2009				7,720			$160,036
	4/1/2010				500,000			$11,035,000
	4/1/2010				33,333			$735,659
	3/26/2010	$0	$1,200,000	$1,400,000
Mary Ellen Keating	8/24/2009				4,345			$90,072
	3/26/2010	$0	$220,000	$253,000
Leonard Riggio	8/24/2009				2,895			$60,013
	3/26/2010	$0	$450,000	$525,000

(1)	These columns represent the minimum payout level, target payout level and maximum payout level under the Bonus Plan. For additional information regarding the Bonus Plan refer to “Performance-Based Annual Bonuses” in the Compensation Discussion and Analysis on page 27 of this Proxy Statement.

(2)

The maximum amounts shown in the column reflect values derived from each executive’s internal target bonus percentage. However, to preserve the maximum deductibility of bonuses for purposes of Section 162(m) of the Code, the Bonus Plan provides for a maximum bonus payable to each of the named executive officers equal to 1.5% of the Company’s adjusted operating income for the fiscal year to which the bonus relates or such lesser percentage as established by the Committee by the end of the first quarter of such fiscal year. For additional information regarding the Bonus Plan, refer to “Performance-Based Annual Bonuses” in the Compensation Discussion and Analysis on page 27 of this Proxy Statement.

(3)	This column represents the number of shares of restricted stock granted in Fiscal 2010 and the 2009 Transition Period to the named executive officers. Restricted stock granted on February 2, 2009 and August 24, 2009 vests in equal annual installments on the first through fourth anniversaries of the date of grant. Restricted stock granted on April 1, 2010 to Mr. Lynch, Mr. Lombardi and Mr. Klipper in the amounts of 500,000, 150,000 and 500,000 shares, respectively, vests in two equal annual installments on the second and third anniversaries of the date of grant. Note that for Mr. Klipper, the 33,333 shares of restricted stock granted on April 1, 2009 and April 1, 2010 vest on the first through third anniversaries of the date of grant.

(4)	This column represents the full grant date fair value of stock awards, computed in accordance with ASC 718, granted to the named executive officers. The assumptions used in calculating these amounts are set forth in Note 7 to the Company’s Financial Statements for the fiscal year ending May 1, 2010 which is located on page F-56 of the Company’s Form 10-K.

Narrative to the Summary Compensation Table and the Grants of Plan-Based Awards Table

Employment Agreements with the Named Executive Officers

For a summary of the material terms of the current and former employment agreements with the named executive officers that affect the amounts set forth in these tables, see the discussion under “Current Employment Agreements” and “Former Employment Agreements” in the Compensation Discussion and Analysis beginning on page 32 of this Proxy Statement.

Description of Plan-Based Awards

Each Non-Equity Incentive Plan Award reported in the “Grants of Plan-Based Awards in Fiscal 2010 and the 2009 Transition Period” table was granted under the Company’s stockholder-approved 2009 Executive Performance Plan, which superseded the Company’s 2004 Executive Performance Plan. See “Performance-Based Annual Bonuses” in the Compensation Discussion and Analysis on page 27 of this Proxy Statement. Each equity-based award reported in the “Grants of Plan-Based Awards in Fiscal 2010 and the 2009 Transition Period” table was granted under the Company’s stockholder-approved 2009 Incentive Plan, which superseded the Company’s 2004 Incentive Plan. See “Long-Term Equity: Restricted Stock and Options” in the Compensation Discussion and Analysis on page 30 of this Proxy Statement.

Outstanding Equity Awards at Fiscal 2010 Year-End

	Option Awards							Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options				Option Exercise Price	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)
		Exercisable		Unexercisable
William J. Lynch, Jr.	4/1/2010	—		500,000	(4)	$22.07	3/31/2020	2/2/2009	75,000	$1,653,000
								4/1/2010	500,000	$11,020,000
Stephen Riggio	6/3/2004	1,415,343	(3)	—		$21.67	6/2/2014	05/09/07	1,968	$43,375
								04/01/08	7,479	$164,837
								04/01/08	1,925	$42,427
								08/24/09	7,720	$170,149
Joseph J. Lombardi	6/14/2004	2,070		—		$22.98	6/13/2014	05/09/07	1,475	$32,509
								04/01/08	1,443	$31,804
								10/01/08	37,500	$826,500
								08/24/09	6,755	$148,880
								04/01/10	150,000	$3,306,000
Mitchell S. Klipper	2/18/2002	389,219		—		$21.90	2/17/2012	05/09/07	1,968	$43,375
	2/26/2003	41,534		—		$12.12	2/25/2013	04/01/08	11,112	$244,908
	3/13/2003	10,615		—		$11.27	3/12/2013	04/01/08	7,479	$164,837
	6/12/2003	328,547		—		$16.38	6/11/2013	04/01/08	1,925	$42,427
	6/14/2004	6,899		—		$22.98	6/13/2014	04/01/09	22,223	$489,795
	3/18/2005	100,000		—		$31.96	3/17/2015	08/24/09	7,720	$170,149
								04/01/10	500,000	$11,020,000
								04/01/10	33,333	$734,659
Mary Ellen Keating	7/24/2002	2,482		—		$13.23	7/23/2012	05/09/07	1,083	$23,869
	3/13/2003	1,660		—		$11.27	3/12/2013	04/01/08	1,083	$23,869
	6/3/2004	26,538		—		$21.67	6/2/2014	08/24/09	4,345	$95,764
Leonard Riggio	3/13/2001	990,740	(3)	—		$16.96	3/12/2011	05/09/07	1,230	$27,109
								04/01/08	2,805	$61,822
								04/01/08	723	$15,935
								08/24/09	2,895	$63,806

(1)	This column represents outstanding grants of shares of restricted stock. Each unvested restricted stock award vests in equal installments on the remaining vesting dates. Set forth in the table below are the remaining vesting dates of all unvested restricted stock awards:

Name	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested	Vesting Dates
William J. Lynch, Jr.	2/2/2009	75,000	2/2/2011, 2/2/2012 and 2/2/2013
	4/1/2010	500,000	4/1/2012 and 4/1/2013
Stephen Riggio	05/09/07	1,968	5/9/2010 and 5/9/2011
	04/01/08	7,479	4/1/2011
	04/01/08	1,925	4/1/2011 and 4/1/2012
	08/24/09	7,720	8/24/2010, 8/24/2011, 8/24/2012 and 8/24/2013
Joseph J. Lombardi	05/09/07	1,475	5/9/2010 and 5/9/2011
	04/01/08	1,443	4/1/2011 and 4/1/2012
	10/01/08	37,500	10/1/2010, 10/1/2011 and 10/1/2012
	08/24/09	6,755	8/24/2010, 8/24/2011, 8/24/2012 and 8/24/2013
	04/01/10	150,000	4/1/2012 and 4/1/2013
Mitchell S. Klipper	05/09/07	1,968	5/9/2010 and 5/9/2011
	04/01/08	11,112	4/1/2011
	04/01/08	7,479	4/1/2011
	04/01/08	1,925	4/1/2011 and 4/1/2012
	04/01/09	22,223	4/1/2011 and 4/1/2012
	08/24/09	7,720	8/24/2010, 8/24/2011, 8/24/2012 and 8/24/2013
	04/01/10	500,000	4/1/2012 and 4/1/2013
	04/01/10	33,333	4/1/2011, 4/1/2012 and 4/1/2013
Mary Ellen Keating	05/09/07	1,083	5/9/2010 and 5/9/2011
	04/01/08	1,083	4/1/2011 and 4/1/2012
	08/24/09	4,345	8/24/2010, 8/24/2011, 8/24/2012 and 8/24/2013
Leonard Riggio	05/09/07	1,230	5/9/2010 and 5/9/2011
	04/01/08	2,805	4/1/2011
	04/01/08	723	4/1/2011 and 4/1/2012
	08/24/09	2,895	8/24/2010, 8/24/2011, 8/24/2012 and 8/24/2013

(2)	Market values have been calculated using a stock price of $22.04 (closing price of Common Stock on April 30, 2010, the last trading day of Fiscal 2010).

(3)	Options with respect to 964,202 of the shares listed for Mr. Leonard Riggio are held by him for the benefit of Mr. Stephen Riggio pursuant to an agreement dated July 24, 2002, as amended. These shares are not listed in Mr. Stephen Riggio’s total.

(4)	Granted on April 1, 2010, with all shares vesting in equal installments on the first through third anniversaries of the date of grant.

Option Exercises and Stock Vested in Fiscal 2010 and the 2009 Transition Period (1)

		Stock Awards
		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
	Fiscal Year
Name

William J. Lynch, Jr.	2010	25,000	$485,000
	2009T	—	$—

Stephen Riggio	2010	15,132	$330,517
	2009T	19,628	$411,575

Joseph J. Lombardi	2010	14,557	$317,696
	2009T	1,813	$39,814

Mitchell S. Klipper	2010	48,465	$1,051,730
	2009T	52,850	$1,098,402

Mary Ellen Keating	2010	1,545	$35,711
	2009T	1,363	$29,942

Leonard Riggio	2010	7,381	$160,773
	2009T	10,421	$217,155

(1)	None of the named executive officers exercised options during Fiscal 2010 or the 2009 Transition Period.

(2)	The amounts in this column are calculated by multiplying the number of shares vested by the closing price of the Common Stock on the date of vesting.

Pension Benefits

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Stephen Riggio	Retirement Plan	13.00	$169,460	—

Mitchell S. Klipper	Retirement Plan	11.25	$115,719	—

Mary Ellen Keating	Retirement Plan	2.00	$18,760	—

Effective as of January 1, 2000, the Retirement Plan, a tax-qualified defined benefit plan that had covered substantially all of the Company’s employees, was amended to “freeze” benefits. Accordingly, participants as of December 31, 1999 no longer earned benefits for service with the Company and no new employees became participants in the Retirement Plan after that date. Service with the Company after December 31, 1999 continues to be taken into account for determining whether participants are vested in their accrued benefits on December 31, 1999, if they were not vested on that date. The Retirement Plan continues to pay benefits in accordance with its provisions as in effect on December 31, 1999.

A participant’s annual benefit payable at normal retirement age (65) is equal to the sum of:

(a) 0.7% of the participant’s five-year average annual pay up to the Social Security-covered compensation limit, multiplied by the participant’s years of credited service; and

(b) 1.3% of the participant’s five-year average annual pay in excess of Social Security-covered compensation limit, multiplied by the participant’s years of credited service.

For purposes of the Retirement Plan, pay is the sum of the participant’s base compensation, overtime, bonus and commissions. Pay under the Retirement Plan does not include any amounts paid on or after January 1, 2000, and is limited to the maximum amount permitted under the Code for 1999 ($160,000) and previous years.

The calculation of the present value of accumulated benefit shown in the “Pension Benefits” table assumes a discount rate of 6.0% and mortality under the RP-2000 Mortality Table with projections for May 1, 2010.

Benefits under the Retirement Plan are generally not payable as a lump sum; they are paid as a monthly annuity for the life of the retiree. Participants who retire at the later of age 65 or the completion of five years of service receive an unreduced benefit. Participants may elect early retirement with reduced benefits after attaining age 55 and completing five years of vesting service. An immediate benefit is payable at early retirement equal to the normal retirement benefit, reduced by an annual reduction factor of 6-2/3% for each of the first five years and 3-1/3% for each of the next five years that payment commences prior to age 65.

Participants may elect payment in the form of a 50%, 75% or 100% joint and survivorship annuity or in the form of a ten-year certain and life annuity. Election of these payment forms will result in a lower annuity payment during the retiree’s life.

Potential Payments Upon Termination or Change of Control (1)

Event	William J. Lynch, Jr.	Stephen Riggio	Joseph J. Lombardi	Mitchell S. Klipper	Mary Ellen Keating		Leonard Riggio
Involuntary Termination or Voluntary Termination with Good Reason
Cash severance payment (2)	$4,234,784	$5,670,038	$3,259,784	$5,577,046	—	(3)	—	(3)
Accelerated equity-based awards (4)	$12,673,000	—	$4,345,693	$12,910,150	—		—

Total	$16,907,784	$5,670,038	$7,605,477	$18,487,196	—		—
Death
Accelerated equity-based awards (4)	$12,673,000	$420,788	$4,345,693	$12,910,150	$143,502		$168,672
Health benefits (5)	$3,957	$3,957	$3,957	$3,957	$1,415		$2,830

Total	$12,676,957	$424,745	$4,349,650	$12,914,107	$144,917		$171,502
Disability
Accelerated options (4)	—	—	—	—	—		—
Accelerated equity-based awards (4)	$12,673,000	$420,788	$4,345,693	$12,910,150	$143,502		$168,672
Health benefits (6)	$7,042	$7,042	$7,042	$7,042	$2,712		$5,159

Total	$12,680,042	$427,830	$4,352,735	$12,917,192	$146,214		$173,831
Change of Control with Involuntary Termination or Termination with Good Reason
Cash severance payment (2)	$6,352,177	$8,505,058	$4,889,676	$8,365,569	—	(3)	—	(3)
Accelerated equity-based awards (4)	$12,673,000	$420,788	$4,345,693	$12,910,150	$143,502		$168,672

Total	$19,025,177	$8,925,846	$9,235,369	$21,275,719	$143,502		$168,672

(1)	The values in this table reflect estimated payments associated with various termination scenarios, assumes a stock price of $22.04 (based on the closing price of the Common Stock as of the end of Fiscal 2010) and includes all outstanding grants through the assumed termination date of May 1, 2010. Actual value will vary based on changes in the Common Stock price.

(2)	With the exception of Mr. Stephen Riggio, cash severance is equal to the sum of the executive’s annual base salary, the average of annual bonuses actually paid with respect to the three completed years preceding the date of termination, plus the aggregate annual benefit dollar amount times the executive’s severance multiple as follows: two times for non-change of control and three times for change of control. Mr. Stephen Riggio would receive cash severance equal to the sum of his annual base salary plus $2,000,000, plus the aggregate annual benefit dollar amount times the executive’s severance multiple as follows: two times for non-change of control and three times for change of control.

(3)	Neither Ms. Keating nor Mr. Leonard Riggio has a formal severance arrangement with the Company. Accordingly, any severance payments would be provided at the Board’s discretion.

(4)

This row represents the value of unvested restricted stock awards that would automatically vest upon a termination due to death, disability or termination following a change of control. With the exception of awards granted in connection with the March 17, 2010 employment agreements for Messrs. Lynch, Lombardi and Klipper and the January 6, 2009 employment agreement with Mr. Lynch, unvested shares of restricted stock are forfeited upon an involuntary termination, termination for “cause” or termination for “good reason”. The awards granted under the employment agreements described in the preceding sentence would vest upon a termination of the named executive officer’s employment by the Company without “cause” or by the named executive officer for “good reason”, pursuant to such employment agreements. In addition, under the option award agreements executed pursuant to the Company’s 2009 Incentive Plan and 2004 Incentive Plan, all unvested options are forfeited upon an involuntary termination, death or disability unless otherwise determined by the Compensation Committee; however, any unvested options granted pursuant to Mr. Lynch’s employment agreement will vest upon a change of control, or in the case of a termination by the Company without “cause” or termination by Mr. Lynch with “good reason”. Note that as of the end of Fiscal 2010, none of Mr. Lynch’s option awards were “in the money”; therefore, the value of their acceleration was zero. As of the end of Fiscal 2010, Mr. Lynch was the only named executive officer holding unvested options.

(5)	Following the termination of a named executive officer’s employment due to death, the Company provides the named executive officer’s spouse three months of premiums for medical and dental insurance in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

(6)	Following the termination of a named executive officer’s employment due to disability, the Company provides the named executive officer a seven-month subsidy for premiums for medical and dental insurance in accordance with COBRA.

For the table above, the amount of potential payments to the named executive officers in the event of the termination of their employment were calculated assuming that such terminations occurred on the last day of Fiscal 2010 (May 1, 2010). For the table above, the amount of potential payments to the named executive officers in the event of a termination of their employment in connection with a change of control were calculated assuming that a change of control occurred on the last day of Fiscal 2010, each named executive officer’s employment terminated on that date due to involuntary termination or for good reason and the successor company did not assume the named executive officer’s option and restricted stock awards.

For a summary of the provisions of the employment agreements with Messrs. Lynch, Lombardi and Klipper that were effective May 1, 2010 and therefore affect the amounts set forth in the table above in the event of involuntary termination or a change of control, see the discussion under “Current Employment Agreements—Severance and Change of Control Benefits Under Current Employment Agreements” in the Compensation Discussion and Analysis on page 33 of this Proxy Statement. For a summary of the provisions of the employment agreement with Mr. Stephen Riggio that was effective May 1, 2010 and therefore affects the amounts set forth in the table above in the event of involuntary termination or a change of control, see the discussion under “Former Employment Agreements—Severance and Change of Control Benefits Under Former Employment Agreements” in the Compensation Discussion and Analysis on page 35 of this Proxy Statement. As of May 1, 2010, neither Ms. Keating nor Mr. Leonard Riggio were party to agreements providing for severance benefits.

Other than as specified in the named executive officers’ employment agreements, all outstanding options and restricted stock awards held by the Company’s employees, including those held by the named executive officers, would vest immediately in the event of a change of control if they were not assumed or substituted for by the successor company. Further, under the option award agreements, if the holder were terminated within 24 months following a change of control, then the unvested options underlying the award or substitute award would immediately vest. Furthermore, under the restricted stock award agreements, if the holder were terminated other than for “cause” within 24 months following a change of control, then the unvested shares of restricted stock underlying the award would immediately vest. Under the option and restricted stock award agreements executed under the 2004 Incentive Plan, “change of control” generally means any of the following: (a) a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended; (b) a merger or consolidation of the Company with another company; or (c) a sale of substantially all of the assets of the Company to another company. Under the option and restricted stock award agreements executed under the 2009 Incentive Plan, “change of control” generally means any of the following: (a) a change in the ownership of the Company; (b) a change in the effective control of the Company; or (c) a change in the ownership of a substantial portion of the Company’s assets, in each case, within the meaning of Section 409A of the Code and the regulations promulgated thereunder. Under the restricted stock award agreement, “cause” generally means (i) a material failure by the holder to perform his or her duties (other than as a result of incapacity due to physical or mental illness) during his or her employment with the Company after written notice of such breach or failure and the holder failed to cure such breach or failure to the Company’s reasonable satisfaction within five days after receiving such written notice; or (ii) any act of fraud, misappropriation, misuse, embezzlement or any other material act of dishonesty in respect of the Company or its funds, properties, assets or other employees.

In addition, the equity-based awards granted to Messrs. Lynch, Lombardi and Klipper pursuant to their current employment agreements would vest immediately upon a change of control (as defined in their current employment agreements) in any circumstance.

Director Compensation Table

Name	Fiscal Year	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total
George Campbell Jr.	2010	$60,000	$99,996	$7,049	$167,045
	2009T	$15,000	—	$1,067	$16,067
Michael J. Del Giudice	2010	$92,500	$99,996	$10,207	$202,703
	2009T	$23,125	—	$1,816	$24,941
William Dillard, II	2010	$75,000	$99,996	$10,207	$185,203
	2009T	$43,750	—	$1,816	$45,566
Patricia L. Higgins	2010	$85,000	$99,996	$10,207	$195,203
	2009T	$46,250	—	$1,816	$48,066
Irene R. Miller	2010	$60,000	$99,996	$10,207	$170,203
	2009T	$55,000	—	$1,816	$56,816
Margaret T. Monaco	2010	$65,000	$99,996	$10,207	$175,203
	2009T	$41,250	—	$1,816	$43,066
Lawrence S. Zilavy	2010	$50,000	$99,996	$10,207	$160,203
	2009T	$12,500	—	$1,816	$14,316

(1)	This column represents the amount of annual cash retainers received by Directors during Fiscal 2010 and the 2009 Transition Period. All Directors were also reimbursed for travel, lodging and related expenses incurred in attending Board meetings.

(2)	This column represents the aggregate grant date fair value of awards granted in Fiscal 2010 and the 2009 Transition Period, computed in accordance with ASC 718. The assumptions used in calculating these amounts are set forth in Note 7 to the Company’s Financial Statements for the fiscal year ended May 1, 2010 which is located on page F-56 of the Company’s Form 10-K. The values in this column reflect an estimate of the grant date fair value and may not be equivalent to the actual value recognized by the non-employee Directors. Refer to the “Fiscal Year 2010 Non-Employee Director Equity Award Table” below for information on awards made in Fiscal 2010.

(3)	This column represents the amount of dividends paid on restricted stock to non-employee Directors during Fiscal 2010 and the 2009 Transition Period.

Narrative to the Director Compensation Table

Annual Retainer

Each non-employee Director received an annual Board retainer fee of $50,000, paid in quarterly installments. Audit Committee members received an additional $15,000 annual cash retainer, and the Chair of the Audit Committee received an additional $25,000 annual cash retainer. Compensation Committee members received an additional $10,000 annual cash retainer, and the Chair of the Compensation Committee received an additional $17,500 annual cash retainer. Corporate Governance and Nominating Committee members received an additional $10,000 annual cash retainer, and the Chair of the Corporate Governance and Nominating Committee received an additional $15,000 annual cash retainer. All Directors are also reimbursed for travel, lodging and related expenses incurred in attending Board meetings. In addition, during the 2009 Transition Period, Mmes. Miller, Higgins and Monaco and Mr. Dillard received $40,000, $25,000, $25,000 and $25,000, respectively, in connection with their work on behalf of the special committee of the Board formed in connection with the acquisition of B&N College, chaired by Ms. Miller.

Equity Compensation

Each non-employee Director is eligible for equity award grants under the Company’s 2009 Incentive Plan. The table below illustrates the fair market value of the Fiscal 2010 restricted stock awards on the date of grant and the aggregate number of awards outstanding at fiscal year end for each non-employee Director. No options or restricted stock awards were granted to non-employee Directors during the 2009 Transition Period.

Fiscal Year 2010 Non-Employee Director Equity Award Table

Director	Fiscal Year	Restricted Stock Grant Value (1)	Aggregate Restricted Shares Outstanding	Aggregate Options Outstanding (2)
George Campbell Jr.	2010	$99,996	6,693	—
	2009T	—	4,269	—
Michael J. Del Giudice	2010	$99,996	8,391	34,536
	2009T	—	7,264	34,536
William Dillard, II	2010	$99,996	8,391	76,612
	2009T	—	7,264	76,612
Patricia L. Higgins	2010	$99,996	8,391	20,000
	2009T	—	7,264	20,000
Irene R. Miller	2010	$99,996	8,391	38,306
	2009T	—	7,264	38,306
Margaret T. Monaco	2010	$99,996	8,391	76,612
	2009T	—	7,264	76,612
Lawrence S. Zilavy	2010	$99,996	8,391	20,000
	2009T	—	7,264	20,000

(1)	On June 3, 2009, the non-employee Directors received a grant of 3,846 shares of restricted stock vesting in equal annual installments on the first through the third anniversaries of the date of grant.

(2)	All options held by the non-employee Directors are fully vested.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company believes that the transactions and agreements discussed below (including renewals of any existing agreements) between the Company and related third parties are at least as favorable to the Company as could have been obtained from unrelated parties at the time they were entered into. The Audit Committee of the Board utilizes procedures in evaluating the terms and provisions of proposed related party transactions or agreements in accordance with the fiduciary duties of directors under Delaware law. The Company’s related party transaction procedures contemplate Audit Committee review and approval of all new agreements, transactions or courses of dealing with related parties, including any modifications, waivers or amendments to existing related party transactions. The Company tests to ensure that the terms of related party transactions are at least as favorable to the Company as could have been obtained from unrelated parties at the time of the transaction. The Audit Committee considers, at a minimum, the nature of the relationship between the Company and the related party, the history of the transaction (in the case of modifications, waivers or amendments), the terms of the proposed transaction, the Company’s rationale for entering into the transaction and the terms of comparable transactions with unrelated third parties. In addition, management annually analyzes all existing related party agreements and transactions and reviews them with the Audit Committee.

The Company completed the acquisition (the “Acquisition”) of B&N College from Leonard Riggio and Louise Riggio (the “Sellers”) on September 30, 2009 (for further information on this transaction, please refer to

Note 4 to the Company’s audited financial statements included in its annual report to stockholders). Mr. Riggio is the Chairman of the Board and a significant stockholder. The Company is a party to a Stock Purchase Agreement dated as of August 7, 2009 among the Company and the Sellers (“Purchase Agreement”). As part of the Acquisition, the Company acquired the Barnes & Noble trade name that had been owned by B&N College and licensed to the Company (described below). The purchase price paid to the Sellers was $596,000,000 consisting of $346,000,000 in cash and $250,000,000 in Seller Notes (described below). However, the cash paid to the Sellers was reduced by approximately $82,352,000 in cash bonuses paid by B&N College to 192 members of its management team and employees (the “Bonus Recipients”), not including Leonard Riggio. Pursuant to the terms of the Purchase Agreement, prior to the closing of the Acquisition, B&N College distributed to the Sellers certain assets that are not related to B&N College’s core business, including Common Stock. In connection with such distribution, 667,058 shares of Common Stock previously held by B&N College were transferred to certain of the Bonus Recipients. The Company financed the Acquisition through $250,000,000 of Seller Notes (defined below), $150,000,000 from the Company’s credit facility (the “Credit Facility”) and the remainder from both the Company’s and B&N College’s cash on hand.

In connection with the closing of the Acquisition, the Company issued the Sellers (a) a senior subordinated note in the principal amount of $100,000,000 payable in full on December 15, 2010, with interest of 8% per annum payable on the unpaid principal amount, and (b) a junior subordinated note in the principal amount of $150,000,000, payable in full on the fifth anniversary of the closing of the Acquisition, with interest of 10% per annum payable on the unpaid principal amount (collectively, “Seller Notes”). The Seller Notes are unsecured and subordinated to the obligations under the Credit Facility and certain other senior obligations. The Company may prepay the Seller Notes at any time without premium or penalty to the extent not prohibited by senior debt documents, provided that the Company may not prepay the junior Seller Note until the senior Seller Note has been repaid in full. On December 22, 2009, the Company consented to the pledge and assignment of the senior Seller Note by the Sellers as collateral security.

Also in connection with the Acquisition, and as set forth in the Purchase Agreement, B&N College made a tax distribution payment of $54,997,000 to the Sellers related to taxes imposed on the Sellers’ pro rata share of B&N College’s S-corporation taxable earnings from January 1, 2009 through the date of the Acquisition.

The Company pays COBRA benefits for certain former employees and family members that were on the B&N College health benefit plan prior to the Acquisition. Leonard Riggio has reimbursed the Company $140,000 to cover such costs, based upon standard COBRA rates, for the period subsequent to Acquisition through Fiscal 2010.

In connection with the Acquisition, B&N College and the Company amended and restated B&N College’s existing long-term supply agreement (the “Supply Agreement”) with MBS Textbook Exchange, Inc. (“MBS”), which is majority owned by Leonard Riggio, Stephen Riggio (the Company’s Vice Chairman and former Chief Executive Officer) and other members of the Riggio family. MBS is a new and used textbook wholesaler, which also sells textbooks online and provides bookstore systems and distant learning distribution services. Pursuant to the Supply Agreement, which has a term of ten years, and subject to availability and competitive terms and conditions, B&N College will continue to purchase new and used printed textbooks for a given academic term from MBS prior to buying them from other suppliers, other than in connection with student buy-back programs. MBS pays B&N College commissions based on the volume of textbooks sold to MBS each year and with respect to the textbook requirements of certain distance learning programs that MBS fulfills on B&N College’s behalf. MBS paid B&N College $7,014,000 related to these commissions in fiscal 2010 from the date of Acquisition. In addition, the Supply Agreement contains restrictive covenants that limit the ability of B&N College and the Company to become a used textbook wholesaler and that place certain limitations on MBS’s business activities.

The Company purchases new and used textbooks at market prices directly from MBS. Total purchases were $24,186,000, $1,799,000, $8,250,000 and $7,539,000 for Fiscal 2010, the 2009 Transition Period, Fiscal

2008 and Fiscal 2007, respectively. Prior to Fiscal 2010, MBS distributed certain proprietary products on behalf of the Company. Net sales received by the Company after deducting MBS fees were $9,000, $340,000 and $419,000 for the 2009 Transition Period, Fiscal 2008 and Fiscal 2007, respectively. Fees paid to MBS were $2,000, $50,000 and $65,000 during the 2009 Transition Period, Fiscal 2008 and Fiscal 2007, respectively. MBS sells used books through the Barnes & Noble.com dealer network. MBS pays Barnes & Noble.com the same commission as other dealers in the Barnes & Noble dealer network. Barnes & Noble.com earned a commission of $3,115,000, $915,000, $1,410,000 and $1,598,000 on the MBS used book sales in Fiscal 2010, the 2009 Transition Period, Fiscal 2008 and Fiscal 2007, respectively. In addition, Barnes & Noble.com maintains a link on its website which is hosted by MBS and through which Barnes & Noble.com customers are able to sell used books directly to MBS. Barnes & Noble.com is paid a fixed commission on the price paid by MBS to the customer. Total commissions paid to Barnes & Noble.com were $172,000, $29,000, $130,000 and $81,000 for Fiscal 2010, the 2009 Transition Period, Fiscal 2008 and Fiscal 2007, respectively.

In Fiscal 2010, the Company’s wholly owned subsidiary Barnes & Noble Bookquest LLC (“Bookquest”) entered into an agreement with TXTB.com LLC (“TXTB”), a subsidiary of MBS, pursuant to which the Bookquest marketplace database of third party sellers on the Barnes & Noble.com website was made available on the TXTB website. Bookquest receives a fee from third party sellers for sales of Bookquest marketplace items and, upon receipt of such fee, Bookquest remits a separate fee to TXTB for any marketplace items sold on the TXTB website. Outstanding amounts payable to TXTB were $33,000 for Fiscal 2010.

Prior to the Acquisition, the Company licensed the “Barnes & Noble” name under a royalty-free license agreement dated February 11, 1987, as amended, from B&N College. Barnes & Noble.com licensed the “Barnes & Noble” name under a royalty-free license agreement, dated October 31, 1998, as amended, between Barnes & Noble.com and B&N College (the “License Agreement”). Pursuant to the License Agreement, Barnes & Noble.com had been granted an exclusive license to use the “Barnes & Noble” name and trademark in perpetuity for the purpose of selling books over the Internet (excluding sales of college textbooks). Under a separate agreement dated as of January 31, 2001 (the “Textbook License Agreement”), between Barnes & Noble.com, B&N College and Textbooks.com, a company owned by Leonard Riggio, Barnes & Noble.com was granted the right to sell college textbooks over the Internet using the “Barnes & Noble” name. Pursuant to the Textbook License Agreement, Barnes & Noble.com paid Textbooks.com a royalty on revenues (net of product returns, applicable sales tax and excluding shipping and handling) realized by Barnes & Noble.com from the sale of books designated as textbooks. Royalty expense was $3,431,000, $973,000, $5,814,000, and $4,864,000 during Fiscal 2010 prior to Acquisition, the 2009 Transition Period, Fiscal 2008 and Fiscal 2007, respectively, under the terms of the Textbook License Agreement. Subsequent to the closing of the Acquisition, Textbooks.com paid $146,000 to B&N College for funds that were received by Textbooks.com and were earned by B&N College. In connection with the closing of the Acquisition, the Company terminated the Textbook License Agreement and as a result no longer pays a royalty with respect to online textbook sales.

In Fiscal 2010, the Company entered into an Aircraft Time Sharing Agreement with LR Enterprises Management LLC (“LR Enterprises”), which is owned by Leonard Riggio and Louise Riggio, pursuant to which LR Enterprises granted the Company the right to use a jet aircraft owned by it on a time-sharing basis in accordance with, and subject to the reimbursement of certain operating costs and expenses as provided in, the Federal Aviation Regulations (“FAR”). Such operating costs were $429,000 during Fiscal 2010. LR Enterprises is solely responsible for the physical and technical operation of the aircraft, aircraft maintenance and the cost of maintaining aircraft liability insurance, other than insurance obtained for the specific flight as requested by the Company, as provided in the FAR. Prior to the Acquisition, the Company used a jet aircraft owned by B&N College and paid for the costs and expenses of operating the aircraft based upon the Company’s usage. Such costs, which included fuel, insurance and other costs, were $113,000, $420,000, $1,823,000 and $1,921,000 during Fiscal 2010 prior to Acquisition, the 2009 Transition Period, Fiscal 2008 and Fiscal 2007, respectively.

The Company has leases for two locations for its corporate offices with related parties: the first location is leased from an entity in which Leonard Riggio has a majority interest and expires in 2013; the second location is leased from an entity in which Leonard Riggio has a minority interest and expires in 2016. The space was rented at an aggregate annual rent including real estate taxes of approximately $4,889,000, $1,198,000, $4,681,000 and $4,603,000 during Fiscal 2010, the 2009 Transition Period, Fiscal 2008 and Fiscal 2007, respectively.

The Company leases one of its B&N College stores from a partnership owned by Leonard and Stephen Riggio, pursuant to a lease expiring in 2014. Rent of $512,000 was paid during Fiscal 2010 from the date of the Acquisition.

The Company leases an office/warehouse from a partnership in which Leonard Riggio has a 50% interest, pursuant to a lease expiring in 2023. The space was rented at an annual rent of $759,000, $186,000, $810,000 and $738,000 during Fiscal 2010, the 2009 Transition Period, Fiscal 2008 and Fiscal 2007, respectively. Net of subtenant income, the Company paid $241,000, $57,000, $307,000 and $258,000 during Fiscal 2010, the 2009 Transition Period, Fiscal 2008 and Fiscal 2007, respectively.

Prior to the Acquisition, the Company leased retail space in a building in which B&N College subleased space from the Company, pursuant to a sublease expiring in 2020. Pursuant to such sublease, the Company charged B&N College $347,000, $206,000, $773,000 and $840,000 for such subleased space and other operating costs incurred on its behalf during Fiscal 2010 prior to the Acquisition, the 2009 Transition Period, Fiscal 2008 and Fiscal 2007, respectively. The amount paid by B&N College to the Company exceeded the cost per square foot paid by the Company to its unaffiliated third-party landlord.

Prior to the Acquisition, the Company reimbursed B&N College certain operating costs B&N College incurred on the Company’s behalf. These charges were $71,000, $34,000, $235,000 and $200,000 during Fiscal 2010 prior to the Acquisition, the 2009 Transition Period, Fiscal 2008 and Fiscal 2007, respectively. Prior to the Acquisition, B&N College purchased inventory, at cost plus an incremental fee, of $25,187,000, $2,742,000, $49,172,000 and $50,597,000 from the Company during Fiscal 2010 prior to the Acquisition, the 2009 Transition Period, Fiscal 2008 and Fiscal 2007, respectively. Also prior to the Acquisition, B&N College reimbursed the Company $2,700,000, $926,000, $3,506,000 and $4,889,000 for Fiscal 2010 prior to the Acquisition, the 2009 Transition Period, Fiscal 2008 and Fiscal 2007, respectively, for capital expenditures, business insurance and other operating costs incurred on its behalf.

GameStop, a company in which Leonard Riggio is a member of the board of directors and a minority stockholder, operates departments within some of the Company’s bookstores. GameStop pays a license fee to the Company in an amount equal to 7% of the gross sales of such departments, which totaled $1,061,000, $250,000, $1,250,000, and $1,221,000 during Fiscal 2010, the 2009 Transition Period, Fiscal 2008 and Fiscal 2007, respectively. GameStop sells new and used video games and consoles on the Barnes & Noble.com website. Barnes & Noble.com receives a commission on sales made by GameStop. For Fiscal 2010, the 2009 Transition Period, Fiscal 2008 and Fiscal 2007, the commission earned by Barnes & Noble.com was $334,000, $76,000, $531,000 and $447,000, respectively. Until June 2005, GameStop participated in the Company’s worker’s compensation, property and general liability insurance programs. The costs incurred by the Company under these programs were allocated to GameStop based upon GameStop’s total payroll expense, property and equipment, and insurance claim history. GameStop reimbursed the Company for these services $128,000, $62,000, $162,000 and $289,000 during Fiscal 2010, the 2009 Transition Period, Fiscal 2008 and Fiscal 2007, respectively. Although GameStop secured its own insurance coverage, costs are continuing to be incurred by the Company on insurance claims which were made under its programs prior to June 2005 and any such costs applicable to insurance claims against GameStop will be charged to GameStop at the time incurred.

The Company is provided with national freight distribution, including trucking services, by Argix Direct Inc. (“Argix”), a company in which a brother of Leonard and Stephen Riggio owns a 20% interest, pursuant to a transportation agreement expiring in 2012. The Company paid Argix $16,536,000, $3,820,000, $16,981,000 and $18,953,000 for such services during Fiscal 2010, the 2009 Transition Period, Fiscal 2008 and Fiscal 2007, respectively. At the time of the agreement, the cost of freight delivered to the stores by Argix was comparable to the prices charged by publishers and the Company’s other third-party freight distributors. However, due to higher contracted fuel surcharge and transportation costs, Argix’s rates are now higher than the Company’s other third-party freight distributors. As a result, the Company amended its existing agreement with Argix effective January 1, 2009. The amendment provides the Company with a $3,000,000 annual credit to its freight and transportation costs for the remaining life of the existing agreement. Argix provides B&N College with transportation services under a separate agreement expiring in 2011. The Company believes that the transportation costs that B&N College paid to Argix are comparable to the transportation costs charged by third-party distributors. B&N College paid Argix $658,000 for such services during Fiscal 2010 from the date of Acquisition. Argix also leases office and warehouse space from the Company in Jamesburg, New Jersey, pursuant to a lease expiring in 2011. The Company charged Argix $2,646,000, $736,000, $2,835,000 and $2,642,000, for such leased space and other operating costs incurred on its behalf during Fiscal 2010, the 2009 Transition Period, Fiscal 2008 and Fiscal 2007, respectively.

The Company uses Source Interlink Companies, Inc. (“Source Interlink”) as its primary supplier of music and DVD/video, as well as magazines and newspapers. Leonard Riggio is an investor in an investment company that formerly owned a minority interest in Source Interlink. In addition, Mr. Burkle, who controls Yucaipa and, as such, indirectly owns a minority interest in the Company, also owned a minority interest in Source Interlink through his ownership interests in AEC Associates, LLC. Pursuant to the confirmation order of the United States Bankruptcy Court of the District of Delaware, as of June 19, 2009 (the “Discharge Date”), the equity interests held by the then owners of Source Interlink were discharged, cancelled, released and extinguished. The Company paid Source Interlink $33,959,000, $91,077,000, $395,144,000 and $438,159,000 for merchandise purchased at market prices during Fiscal 2010 prior to the Discharge Date, the 2009 Transition Period, Fiscal 2008 and Fiscal 2007, respectively. Outstanding amounts payable to Source Interlink for merchandise purchased were $23,081,000 and $53,217,000 as of May 2, 2009 and January 31, 2009, respectively.

The Company uses Digital on Demand as its provider of music and video database equipment and services. Leonard Riggio owns a minority interest in Digital on Demand through the same investment company through which he owned a minority interest in Source Interlink. Mr. Burkle, who controls Yucaipa and, as such, indirectly owns a minority interest in the Company, also owns a minority interest in Digital on Demand through the same investment company through which he owned a minority interest in Source Interlink. The Company paid Digital on Demand $2,992,000, $1,960,000, $4,893,000 and $4,396,000 for music and video database equipment and services during Fiscal 2010, the 2009 Transition Period, Fiscal 2008 and Fiscal 2007, respectively.

AUDIT RELATED MATTERS

Independent Registered Public Accountants

The firm of BDO USA, LLP (formerly BDO Seidman, LLP) (“BDO”) has been selected as independent registered public accountants for the Company. The independent registered public accountants examine annual financial statements and provide other non-audit and tax-related services for the Company. The Company and the Audit Committee have considered whether the non-audit services provided by BDO are compatible with maintaining the independence of BDO in its audit of the Company and have determined that, because such services are not considered prohibited services under the Sarbanes-Oxley Act of 2002, such services are compatible with maintaining the independence of BDO.

Audit Fees.  For Fiscal 2010, the 2009 Transition Period and Fiscal 2008, the Company was billed $1,767,900, $561,700 and $1,122,200, respectively, by BDO for professional services rendered for the audit of the Company’s annual financial statements and of its internal controls over financial reporting and for reviews of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q filed with the SEC.

Audit-Related Fees.  In Fiscal 2010, the Company was billed $426,700 for consultation services concerning financial accounting and reporting standards. The Company was also billed $48,700 in connection with SEC filings on Forms S-8 and 8-K/A. The Company was also billed $37,800 for employee benefit plan audits. There were no audit-related fees during the 2009 Transition Period. In Fiscal 2008, the Company was billed $10,250 for consultation services concerning financial accounting and reporting standards. The Company was also billed $34,000 for employee benefit plan audits.

Tax Fees.  In Fiscal 2010, the 2009 Transition Period and Fiscal 2008, the Company was billed $63,710, $0 and $397,535 by BDO for services related to taxes, respectively.

All Other Fees.  The Company did not pay to BDO any other fees in Fiscal 2010, the 2009 Transition Period or Fiscal 2008.

Pre-approval Policies and Procedures.  The Audit Committee Charter adopted by the Board requires that, among other things, the Audit Committee pre-approve the rendering by the Company’s independent auditor of all audit and permissible non-audit services. The Audit Committee has approved all of the services provided by BDO referred to above. The Audit Committee has also authorized the Company’s management in advance to engage the Company’s independent registered public accountants from time to time in the future to perform certain services in areas pre-approved by the Audit Committee that at any one time will not involve more than $25,000 per project and more than $50,000 in the aggregate.

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and reporting process. The Company’s independent registered public accountants are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles and the effectiveness of the Company’s internal controls over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and the Company’s independent registered public accountants the Company’s audited financial statements. The Audit Committee has discussed with the Company’s independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). In addition, the Audit Committee has received from the Company’s independent registered public accountants the written disclosures and letter required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence) and discussed with such accountants their independence from the Company and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board subsequently approved) that the Company’s audited financial statements and management’s report on internal controls be included in the Company’s Fiscal 2010 Annual Report on Form 10-K for filing with the SEC.

Audit Committee

Patricia L. Higgins, Chair

Michael J. Del Giudice

Margaret T. Monaco

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS

PROPOSAL 2

The Audit Committee has appointed the firm of BDO USA, LLP (formally BDO Seidman, LLP), which firm was engaged as independent registered public accountants for Fiscal 2010, to audit the financial statements of the Company for the Company’s 2011 fiscal year, ending April 30, 2011. A proposal to ratify this appointment is being presented to the stockholders at the Meeting. A representative of BDO will be present at the Meeting and will have the opportunity to make a statement and will be available to respond to appropriate questions.

The Board considers BDO to be well qualified and recommends that the stockholders vote FOR ratification.

YUCAIPA’S NON-BINDING PROPOSAL TO AMEND THE RIGHTS AGREEMENT

PROPOSAL 3

The Yucaipa Funds have provided notice of their intent to propose at the Meeting a resolution requesting the Board to amend the Rights Agreement to increase the ownership triggering threshold from 20% to 30%.

Specifically, the Yucaipa Funds have given notice that they intend to propose the following resolution:

“RESOLVED, that the stockholders of the Company hereby request the Board of Directors to promptly take all actions necessary to amend the Company’s Rights Agreement, dated as of November 17, 2009, as amended February 17, 2010 and June 23, 2010, between the Company and Mellon Investor Services LLC (as amended from time to time, the “Poison Pill”) to make it non-discriminatory and equally applicable to all stockholders, by increasing the beneficial ownership triggering threshold of the Poison Pill from 20% to 30% (the approximate percentage of the Company’s outstanding common stock beneficially owned by Leonard Riggio and Stephen Riggio at the time the Poison Pill was adopted) by amending the definition of “Acquiring Person” to substitute “30%” for all references to “20%” in such definition.”

The Board opposes increasing the ownership triggering threshold in the Rights Agreement from 20% to 30% because that increase would allow two stockholders of the Company to acquire majority control over the Company without having ever made an offer to all stockholders and without Board approval. The recent opinion of the Delaware Court of Chancery supports the Board’s conclusion, noting that “a standard pill with a cap higher than 20% – such as 25% – would allow for the formation of a de facto control bloc…through conscious parallelism” by just two stockholders. 1

The Court also determined that the Board’s “adoption and use of the Rights Plan was a good faith, reasonable response to a threat to Barnes & Noble and its stockholders” presented by Yucaipa.2 The Court further found that the 20% threshold contained in the Rights Agreement was reasonable.3 In fact, the Court observed that the 20% cap is high compared to similar rights plans implemented by other companies.4

In addition, the Court rejected Yucaipa’s claims that the Rights Agreement discriminates among the Company’s stockholders. “[O]ther than grandfathering [Leonard] Riggio and his brother in their pre-existing stakes, the Rights Plan did not confer any special benefit on [Leonard] Riggio, or allow [Leonard] Riggio to obtain a majority stake in Barnes & Noble. Rather, [Leonard] Riggio was subjected to a new limitation, capping him at his existing stake subject to extremely limited exceptions.”5

If Yucaipa’s non-binding proposal to amend the Rights Agreement is approved at the Meeting by the affirmative vote of a majority of the votes cast on the proposal, the Board, as constituted at that time, will consider its response to such approval in accordance with its fiduciary duties to all stockholders and in light of the then-existing facts and circumstances.

[1]	Delaware Chancery Court Opinion C.A. No. 5465-VCS, issued August 12, 2010 (“Chancery Court Opinion”), page 85.
[2]	Chancery Court Opinion, page 87.
[3]	Chancery Court Opinion, page 84.
[4]	Chancery Court Opinion, page 79.
[5]	Chancery Court Opinion, page 33.

FOR THE FOREGOING REASONS, THE BOARD UNANIMOUSLY RECOMMENDS USING THE ENCLOSED WHITE PROXY CARD TO VOTE AGAINST THE ADOPTION OF YUCAIPA’S NON-BINDING PROPOSAL TO AMEND THE RIGHTS AGREEMENT.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and Directors, and persons who own more than 10-percent of the Common Stock, to file initial statements of beneficial ownership of Common Stock (Form 3) and statements of changes in beneficial ownership of Common Stock (Forms 4 and 5) with the SEC. Executive officers, Directors and greater than 10-percent stockholders are required to furnish the Company with copies of all such forms they file.

To the Company’s knowledge, based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no additional forms were required, all filing requirements applicable to its executive officers, Directors and greater than 10-percent stockholders have been complied with during Fiscal 2010 and the 2009 Transition Period.

OTHER MATTERS

Other Matters Brought Before the Meeting

As of the date of this Proxy Statement, the Company does not intend to present any business for action at the Meeting other than as described in this Proxy Statement, and the Company has not been notified of any stockholder proposals intended to be raised at the Meeting other than as described in this Proxy Statement. It is nonetheless possible that Yucaipa (or another stockholder) may seek to raise a proposal at the Meeting that is not described in this Proxy Statement by notifying the Company of such proposal in accordance with the Company’s Bylaws. The business of the Meeting shall not include voting on any stockholder nominee or proposal if proper notice as to such nominee or proposal is not properly delivered to the Company on or before August 29, 2010.

Proxy Solicitation

Proxies are being solicited through the mail. Additionally, solicitations may be made personally, by telephone, fax, email or other electronic means by Directors, Director nominees and officers of the Company named in Annex A who will not be additionally compensated for any such services. Proxies may also be solicited by means of press releases and other public statements. The Company will pay all solicitation expenses in connection with this Proxy Statement and related proxy soliciting material of the Board, including the expense of preparing, printing, assembling and mailing this Proxy Statement and any other material used in the Board’s solicitation of proxies. In addition, the Company has retained Innisfree M&A Incorporated (“Innisfree”) to assist with the solicitation of proxies for a fee not to exceed $575,000, plus reimbursement for out-of-pocket expenses. The Company has agreed to indemnify Innisfree against certain liabilities relating to or arising out of their engagement. Innisfree estimates that approximately 100 of its employees will assist in this proxy solicitation, which they may conduct personally, by mail, telephone, fax, email or other electronic means.

Additional information about persons who are participants in this proxy solicitation is set forth in Annex A.

The Company will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons and obtain their voting instructions. The Company will reimburse such persons for their expenses in connection with the foregoing activities.

The Company estimates that its expenses related to the solicitation in excess of those normally spent for an annual meeting in the absence of a proxy contest (and excluding the salaries and wages of the Company’s regular employees and officers) will be approximately $6.0 million, of which $1.0 million has been incurred as of the date of this Proxy Statement.

Financial and Other Information

The Company’s Annual Report for Fiscal 2010, including financial statements, is being sent to stockholders together with this Proxy Statement.

Stockholder Proposals

Proposals of stockholders intended to be included in the Company’s proxy materials for the annual meeting of stockholders to be held in 2011 must be received by the Company’s Corporate Secretary, at Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011, no later than April 27, 2011.

In addition, the Company’s Bylaws provide that, in order for a stockholder to propose business for consideration at such meeting, such stockholder must deliver written notice to the Corporate Secretary of the Company not less than 30 days nor more than 60 days prior to the meeting; provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the date of the meeting is given to stockholders, notice by the stockholder must be given not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such notice must contain the proposing stockholder’s record name and address, and the class and number of shares of the Company which are beneficially owned by such stockholder. Such notice must also contain: (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (b) any material interest of the proposing stockholder in such business. Similar notice must be given with respect to any stockholder nominees for director. Accordingly, the business of the annual meeting of stockholders to be held in 2011 shall not include voting on any stockholder nominee or proposal if proper notice as to such nominee or proposal is not properly delivered to the Company in accordance with the Company’s Bylaws.

The delivery of this Proxy Statement after the date of this Proxy Statement shall, under no circumstances, create any implication that there has been no change in the affairs of the Company since the date of this Proxy Statement. Other than the Company, the other participants named in this Proxy Statement and the Company’s proxy solicitor, no person has been authorized by the Board to give you any information or to make any representations in connection with the solicitation of proxies by the Board, and if any such information is given or any such representations are made, they must not be relied upon as having been authorized by the Board.

Your vote is very important no matter how many shares you own.  You are urged to read this Proxy Statement carefully and, whether or not you plan to attend the Meeting, to promptly submit a proxy: (a) by telephone or the Internet following the easy instructions on the enclosed WHITE proxy card or (b) by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. A prompt response will be greatly appreciated.

If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor:

Innisfree M&A Incorporated

Stockholders May Call Toll-Free: (877) 456-3422.

Banks and Brokers May Call Collect: (212) 750-5833.

*  *  *

By Order of the Board of Directors

Leonard Riggio, Chairman of the Board
August 25, 2010

ANNEX A TO PROXY STATEMENT

SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS

Unless otherwise noted, capitalized terms used but not defined in this Annex A shall have the meanings ascribed to them in the Proxy Statement to which this Annex A is attached.

The Company, its Directors, its nominees for Directors and certain of its executive officers and employees are participants in a solicitation of proxies in connection with the Meeting. The Directors, nominees for Directors, executive officers and employees of the Company who are participants in the solicitation (the “Participants”) are listed below, together with the amount of the Company’s securities beneficially owned by each of these persons as of August 16, 2010, including the number of securities for which beneficial ownership can be acquired within 60 days of such date. The business address of each of the Participants is 122 Fifth Avenue, New York, New York 10011.

		Shares
Name	Title	Beneficially Owned
Leonard Riggio	Founder and Chairman of the Board	17,900,132	(1)
Stephen Riggio	Vice Chairman	1,520,642	(2)
Mitchell S. Klipper	Chief Executive Officer – Barnes & Noble Retail Group	1,636,689	(3)
William J. Lynch, Jr.	Chief Executive Officer	590,799	(4)
Joseph J. Lombardi	Chief Financial Officer	258,333	(5)
Margaret T. Monaco	Director	93,848	(6)
William Dillard, II	Director	89,635	(7)
Irene R. Miller	Director	52,011	(8)
Michael J. Del Giudice	Lead Independent Director	46,974	(9)
Mary Ellen Keating	Senior Vice President of Corporate Communications and Public Affairs	42,702	(10)
Patricia L. Higgins	Director	32,553	(11)
Lawrence S. Zilavy	Director	33,286	(12)
George Campbell Jr.	Director	8,115	(13)
Andy Milevoj	Director of Investor Relations	2,330	(14)
David G. Golden	Director Nominee	0
David A. Wilson	Director Nominee	0

(1)	Includes (a) 4,800,876 shares owned by LRBKS Holdings, Inc. (a Delaware corporation beneficially owned by Mr. Riggio and his wife), (b) 966,500 shares owned by The Riggio Foundation, a charitable trust established by Mr. Riggio, with himself and his wife as trustees, (c) 7,038 shares of restricted stock and (d) 712,473 shares held in a rabbi trust established by the Company for the benefit of Mr. Riggio pursuant to a deferred compensation arrangement. Under this deferred compensation arrangement, Mr. Riggio is entitled to 712,473 shares of Common Stock within 30 days following the earliest of: (a) his death; (b) a sale of all or substantially all of the assets of the Company; or (c) a sale of a “controlling interest” in the Company (defined as 40% or more of the Company’s outstanding Common Stock). Mr. Riggio disclaims voting control of all shares held in this trust arrangement. Some of the shares of Common Stock owned by Mr. Riggio are, and other shares in the future may be, pledged as collateral for loans, including loans which were used to purchase Common Stock. In connection with a motion made by Yucaipa in the Delaware Court of Chancery relating to the exercise of certain stock options subsequent to the Court’s August 12, 2010 judgment, Mr. Riggio has advised the Board that, in an effort to avoid further litigation and the time and cost that would result therefrom, he will not vote 990,740 shares of Common Stock beneficially owned by him at the Meeting or any adjournment or postponement thereof.

(2)	Of these shares, 1,415,343 are issuable upon the exercise of options and 18,108 are shares of restricted stock.

(3)	Of these shares, 876,814 are issuable upon the exercise of options and 584,776 are shares of restricted stock.

(4)	Of these shares, 575,000 are shares of restricted stock.

(5)	Of these shares, 2,070 are issuable upon the exercise of options and 196,436 are shares of restricted stock.

(6)	Of these shares, 76,612 are issuable upon the exercise of options and 7,110 are shares of restricted stock.

(7)	Of these shares, 76,612 are issuable upon the exercise of options and 7,110 are shares of restricted stock.

(8)	Of these shares, 38,306 are issuable upon the exercise of options and 7,110 are shares of restricted stock.

(9)	Of these shares, 34,536 are issuable upon the exercise of options and 7,110 are shares of restricted stock.

(10)	Of these shares, 30,680 are issuable upon the exercise of options and 5,970 are shares of restricted stock.

(11)	Of these shares, 20,000 are issuable upon the exercise of options and 7,110 are shares of restricted stock.

(12)	Of these shares, 20,000 are issuable upon the exercise of options and 7,110 are shares of restricted stock.

(13)	Of these shares, 3,989 are shares of restricted stock.

(14)	Of these shares, 163 are issuable upon the exercise of options and 757 are shares of restricted stock.

Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth information regarding grants, purchases and sales of the Company’s securities by Participants during the past two years. No part of the purchase price or market value of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Transaction Date	Type		Common Shares Received	401(k) Units Received (reflected as Common Share Equivalents)	Restricted Stock Received	Stock Options Received (Exercised)	Change to Total Shares Beneficially Owned by Participant
Leonard Riggio	10/15/2008	(c	)	(50,000)				(50,000)
	10/16/2008	(c	)	(50,000)				(50,000)
	11/24/2008	(c	)	(50,000)				(50,000)
	3/13/2009	(a	)	3,056		(3,056)		–
	3/20/2009	(a	)	3,206		(3,206)		–
	3/23/2009	(c	)	(43,500)				(43,500)
	3/23/2009	(c	)	(81,500)				(81,500)
	3/27/2009	(a	)	544		(544)		–
	4/1/2009	(a	)	2,804		(2,804)		–
	4/1/2009	(a	)	361		(361)		–
	4/1/2009	(a	)	450		(450)		–
	5/9/2009	(a	)	615		(615)		–
	8/24/2009	(b	)			2,895		2,895
	9/29/2009	(d	)	(667,058)				(667,058)
	3/13/2010	(a	)	3,057		(3,057)		–
	3/27/2010	(a	)	544		(544)		–
	4/1/2010	(a	)	2,804		(2,804)		–
	4/1/2010	(a	)	361		(361)		–
	5/9/2010	(a	)	615		(615)		–
	8/13/2010	(k	)	990,740			(990,740)	–
Stephen Riggio	3/13/2009	(a	)	4,890		(4,890)		–
	3/20/2009	(a	)	4,808		(4,808)		–
	3/27/2009	(a	)	815		(815)		–
	4/1/2009	(a	)	7,478		(7,478)		–
	4/1/2009	(a	)	962		(962)		–
	4/1/2009	(a	)	675		(675)		–
	5/9/2009	(a	)	984		(984)		–
	8/24/2009	(b	)			7,720		7,720
	3/13/2010	(a	)	4,891		(4,891)		–
	3/13/2010	(f	)	(2,017)				(2,017)
	3/27/2010	(a	)	815		(815)		–
	3/27/2010	(f	)	(377)				(377)
	4/1/2010	(a	)	7,479		(7,479)		–
	4/1/2010	(a	)	963		(963)		–
	4/1/2010	(f	)	(3,903)				(3,903)
	5/9/2010	(a	)	984		(984)		–
	5/9/2010	(f	)	(455)				(455)
	8/16/2010	(e	)		1,000			1,000
Mitchell S. Klipper	3/13/2009	(a	)	4,890		(4,890)		–
	3/13/2009	(a	)	11,111		(11,111)		–
	3/18/2009	(g	)				25,000	25,000
	3/20/2009	(a	)	4,808		(4,808)		–
	3/20/2009	(a	)	11,001		(11,001)		–
	3/27/2009	(a	)	815		(815)		–

Name	Transaction Date	Type		Common Shares Received	401(k) Units Received (reflected as Common Share Equivalents)	Restricted Stock Received	Stock Options Received (Exercised)	Change to Total Shares Beneficially Owned by Participant
	4/1/2009	(a	)	11,110		(11,110)		–
	4/1/2009	(a	)	7,478		(7,478)		–
	4/1/2009	(a	)	962		(962)		–
	4/1/2009	(a	)	675		(675)		–
	4/1/2009	(b	)			33,333		33,333
	5/9/2009	(a	)	984		(984)		–
	8/24/2009	(b	)			7,720		7,720
	3/13/2010	(a	)	4,891		(4,891)		–
	3/13/2010	(a	)	11,112		(11,112)		–
	3/27/2010	(a	)	815		(815)		–
	4/1/2010	(a	)	11,110		(11,110)		–
	4/1/2010	(a	)	11,111		(11,111)		–
	4/1/2010	(a	)	7,479		(7,479)		–
	4/1/2010	(a	)	963		(963)		–
	4/1/2010	(b	)			500,000		500,000
	4/1/2010	(b	)			33,333		33,333
	5/9/2010	(a	)	984		(984)		–
	8/16/2010	(e	)		647			647
William J. Lynch, Jr.	2/2/2009	(b	)			100,000		100,000
	2/2/2010	(a	)	25,000		(25,000)		–
	2/2/2010	(f	)	(9,201)				(9,201)
	4/1/2010	(b	)			500,000		500,000
Joseph J. Lombardi	10/1/2008	(b	)			50,000		50,000
	12/15/2008	(a	)	12,500		(12,500)		–
	12/15/2008	(f	)	(4,225)				(4,225)
	3/27/2009	(a	)	597		(597)		–
	3/27/2009	(f	)	(202)				(202)
	4/1/2009	(a	)	721		(721)		–
	4/1/2009	(a	)	495		(495)		–
	4/1/2009	(f	)	(412)				(412)
	5/9/2009	(a	)	738		(738)		–
	5/9/2009	(f	)	(277)				(277)
	8/24/2009	(b	)			6,755		6,755
	10/1/2009	(a	)	12,500		(12,500)		–
	10/1/2009	(f	)	(5,220)				(5,220)
	3/27/2010	(a	)	598		(598)		–
	3/27/2010	(f	)	(277)				(277)
	4/1/2010	(a	)	721		(721)		–
	4/1/2010	(b	)			150,000		150,000
	4/1/2010	(f	)	(334)				(334)
	5/9/2010	(a	)	737		(737)		–
	5/9/2010	(f	)	(341)				(341)
	8/16/2010	(e	)		(55)			(55)
Margaret T. Monaco	11/1/2008	(a	)	893		(893)		–
	1/12/2009	(b	)			5,476		5,476
	3/9/2009	(h	)				(14,153)	(14,153)
	4/1/2009	(g	)				5,000	5,000
	6/3/2009	(b	)			3,846		3,846
	11/1/2009	(a	)	894		(894)		–
	1/12/2010	(a	)	1,825		(1,825)		–
	1/13/2010	(l	)	(1,020)				(1,020)

Name	Transaction Date	Type		Common Shares Received	401(k) Units Received (reflected as Common Share Equivalents)	Restricted Stock Received	Stock Options Received (Exercised)	Change to Total Shares Beneficially Owned by Participant
	1/27/2010	(l	)	(767)				(767)
	6/3/2010	(a	)	1,281		(1,281)		–
William Dillard, II	11/1/2008	(a	)	893		(893)		–
	1/12/2009	(b	)			5,476		5,476
	3/9/2009	(h	)				(28,306)	(28,306)
	4/1/2009	(g	)				5,000	5,000
	6/3/2009	(b	)			3,846		3,846
	11/1/2009	(a	)	894		(894)		–
	1/12/2010	(a	)	1,825		(1,825)		–
	6/3/2010	(a	)	1,281		(1,281)		–
Irene R. Miller	11/1/2008	(a	)	893		(893)		–
	1/12/2009	(b	)			5,476		5,476
	4/1/2009	(g	)				5,000	5,000
	6/3/2009	(b	)			3,846		3,846
	11/1/2009	(a	)	894		(894)		–
	1/12/2010	(a	)	1,825		(1,825)		–
	6/3/2010	(a	)	1,281		(1,281)		–
	8/16/2010	(e	)		76			76
Michael J. Del Giudice	9/24/2008	(j	)				(5,543)	(5,543)
	9/25/2008	(j	)				(4,457)	(4,457)
	11/1/2008	(a	)	893		(893)		–
	1/12/2009	(b	)			5,476		5,476
	6/3/2009	(b	)			3,846		3,846
	11/1/2009	(a	)	894		(894)		–
	1/12/2010	(a	)	1,825		(1,825)		–
	6/3/2010	(a	)	1,281		(1,281)		–
Mary Ellen Keating	3/27/2009	(f	)	(175)				(175)
	4/1/2009	(a	)	541		(541)		–
	4/1/2009	(a	)	360		(360)		–
	4/1/2009	(f	)	(342)				(342)
	4/27/2009	(a	)	462		(462)		–
	5/9/2009	(a	)	541		(541)		–
	5/9/2009	(f	)	(225)				(225)
	8/24/2009	(b	)			4,345		4,345
	3/27/2010	(f	)	(187)				(187)
	4/1/2010	(a	)	541		(541)		–
	4/1/2010	(f	)	(218)				(218)
	4/27/2010	(a	)	463		(463)		–
	5/9/2010	(a	)	541		(541)		–
	5/9/2010	(f	)	(218)				(218)
	8/16/2010	(e	)		703			703
Patricia L. Higgins	11/1/2008	(a	)	893		(893)		–
	1/12/2009	(b	)			5,476		5,476
	4/1/2009	(g	)				5,000	5,000
	6/3/2009	(b	)			3,846		3,846
	11/1/2009	(a	)	894		(894)		–
	1/12/2010	(a	)	1,825		(1,825)		–
	6/3/2010	(a	)	1,281		(1,281)		–

Name	Transaction Date	Type		Common Shares Received	401(k) Units Received (reflected as Common Share Equivalents)	Restricted Stock Received	Stock Options Received (Exercised)	Change to Total Shares Beneficially Owned by Participant
Lawrence S. Zilavy	11/1/2008	(a	)	893		(893)		–
	1/12/2009	(b	)			5,476		5,476
	4/1/2009	(g	)				5,000	5,000
	6/3/2009	(b	)			3,846		3,846
	11/1/2009	(a	)	894		(894)		–
	1/12/2010	(a	)	1,825		(1,825)		–
	6/3/2010	(a	)	1,281		(1,281)		–
	8/16/2010	(e	)		82			82
George Campbell Jr.	6/3/2009	(b	)			3,846		3,846
	7/16/2009	(a	)	1,422		(1,422)		–
	6/3/2010	(a	)	1,281		(1,281)		–
	7/16/2010	(a	)	1,423		(1,423)		–
Andy Milevoj	3/27/2009	(a	)	59		(59)		–
	3/27/2009	(f	)	(24)				(24)
	4/1/2009	(a	)	78		(78)		–
	4/1/2009	(a	)	80		(80)		–
	4/1/2009	(f	)	(32)				(32)
	4/1/2009	(f	)	(32)				(32)
	5/9/2009	(a	)	71		(71)		–
	5/9/2009	(f	)	(32)				(32)
	5/10/2009	(a	)	71		(71)		–
	5/10/2009	(f	)	(31)				(31)
	8/24/2009	(b	)			525		525
	3/29/2010	(a	)	59		(59)		–
	3/29/2010	(f	)	(26)				(26)
	4/1/2010	(a	)	80		(80)		–
	4/1/2010	(f	)	(34)				(34)
	8/16/2010	(e	)		(217)			(217)

Transaction Types:

(a)	Restricted stock held by a Participant has vested and become Common Stock no longer subject to restrictions.

(b)	Restricted stock is granted by the Company to a Participant.

(c)	Disposal of Common Stock by the Riggio Foundation.

(d)	Common Stock gifted to Barnes & Noble College Booksellers, Inc. employees upon sale of Barnes & Noble College Booksellers, Inc. to the Company.

(e)	Represents the net change over the two-year period preceding August 16, 2010 in the number of votable common share equivalents held by a Participant in the Company’s 401(k) Plan.

(f)	Common Stock sold to cover the tax liability incurred by a Participant upon the vesting of restricted stock.

(g)	Stock options held by a Participant have vested.

(h)	Stock options held by a Participant have expired.

(i)	A Participant has sold Common Stock.

(j)	A Participant has exercised options and sold the associated Common Stock received upon exercise.

(k)	A Participant has exercised options and held the associated Common Stock received upon exercise.

(l)	Open market sale.

Miscellaneous Information Concerning Participants

Except as described in this Annex A or otherwise disclosed in the Proxy Statement, to the Company’s knowledge:

•	No associate of any Participant beneficially owns, directly or indirectly, any securities of the Company.

•	No Participant beneficially owns, directly or indirectly, any securities of the Company.

•	No Participant owns any securities of the Company of record that such Participant does not own beneficially.

•

Since the beginning of the Company’s last fiscal year, no Participant or any of his or her associates or immediate family members was a party to any transaction, or is to be a party to any currently proposed transaction, in which (a) the Company was or is to be a participant, (b) the amount involved exceeded or exceeds $120,000 and (c) any such Participant, associate or immediate family member had or will have a direct or indirect material interest.

•

No Participant or any of his or her associates has any arrangements or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

•

No Participant is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or giving or withholdings of proxies.

•

No Participant has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Meeting other than, with respect to each Director nominee, such nominee’s interest in election to the Board.

Except as otherwise disclosed in the Proxy Statement, (a) no occupation carried on by any Director or Director nominee during the past five years was carried on with any corporation or organization that is a parent, subsidiary or other affiliate of the Company, (b) there are no family relationships among any of the Directors, any of the Director nominees and any executive officers of the Company, nor is there any arrangement or understanding between any Director, Director nominee, executive officer and any other person pursuant to which that Director, Director nominee or executive officer was selected as a Director, Director nominee or executive officer of the Company, as the case may be, and (c) there are no material proceedings in which any Director, Director nominee or executive officer of the Company is a party adverse to the Company or any of its subsidiaries, or has a material interest adverse to the Company or any of its subsidiaries.

BARNES & NOBLE, INC.

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Barnes & Noble, Inc.

common stock for the upcoming Annual Meeting of Stockholders.

YOU CAN VOTE TODAY IN ONE OF THREE WAYS:

1.	Vote by Telephone – Call toll-free from the U.S. or Canada at 1-866-235-8896 on a touch-tone telephone. If outside the U.S. or Canada, call 1-215-521-1342. Please follow the simple instructions provided. You will be required to provide the unique control number printed below.

OR

2.	Vote by Internet – Please access https://www.proxyvotenow.com/bks and follow the simple instructions provided. Please note you must type an “s” after http. You will be required to provide the unique control number printed below.

CONTROL NUMBER:

You may vote by telephone or Internet 24 hours a day, 7 days a week.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had signed and mailed a proxy card.

OR

3.	Vote by Mail – If you do not have access to a touch-tone telephone or to the Internet, please sign, date and return the proxy card in the envelope provided, or mail to: Barnes & Noble, Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155.

▼ TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

☒	Please mark
your votes as
in this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES IN PROPOSAL 1, “FOR” PROPOSAL 2 AND “AGAINST” PROPOSAL 3.

PROPOSAL 1 – ELECTION OF DIRECTORS				PROPOSAL 2 – RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP, as the independent registered public accountants of the Company for the fiscal year ending April 30, 2011.
Nominees:
01 – Leonard Riggio
02 – David G. Golden
03 – David A. Wilson				FOR	AGAINST	ABSTAIN
				☐	☐	☐

PROPOSAL 3 – YUCAIPA’S PROPOSAL TO AMEND THE RIGHTS AGREEMENT

	FOR all	WITHHOLD AUTHORITY		FOR	AGAINST	ABSTAIN
	Nominees	to vote for all nominees	*EXCEPTIONS	☐	☐	☐
	☐	☐	☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions:

Date: ___________________________________, 2010

Signature

WHITE PROXY
Signature

Title

NOTE: Please sign exactly as your name or names appear hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please print full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

▼ TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

W H I T E P R O X Y

BARNES & NOBLE, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mr. Michael Del Giudice, Mr. Joseph Lombardi and Mr. Bradley Feuer, and each of them individually, as his true and lawful agents and proxies, with full power of substitution in each, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of Barnes & Noble, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on September 28, 2010 and any adjournments or postponements thereof, with the same effect as if the undersigned were personally present and voting such shares, on all matters as further described in the Proxy Statement or that may otherwise come before the Annual Meeting.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated August 25, 2010.

The shares represented by this Proxy will be voted in accordance with the specification made on the other side. If this Proxy is signed but no specification is made, the shares represented by this Proxy will be voted “FOR” each of the Board of Directors’ nominees, “FOR” Proposal 2 and “AGAINST” Proposal 3. Mr. Michael Del Giudice, Mr. Joseph Lombardi and Mr. Bradley Feuer, and each of them individually, in their discretion and judgment, are authorized to vote upon any other matters that may come before the Annual Meeting. In the event that any of the Board of Directors’ nominees named on the other side of this Proxy are unable to serve or for good cause will not serve, this Proxy confers discretionary authority to Mr. Michael Del Giudice, Mr. Joseph Lombardi and Mr. Bradley Feuer, and each of them individually, to vote as recommended by the Board of Directors with respect to the election of any person to replace such nominee.

By executing this Proxy, the undersigned hereby revokes all prior proxies that the undersigned has given with respect to the Annual Meeting and any adjournment or postponement thereof.

(Continued, and to be signed and dated on the reverse side.)